Exhibit 10.2

Execution Version

EL PASO ELECTRIC COMPANY

$125,000,000
Senior Notes

4.22% Senior Notes, due August 15, 2028

NOTE PURCHASE AGREEMENT

Dated as of June 28, 2018

i

	6.4	Legend.	12
	6.5	Source of Funds.	13
	6.6	Authority.	14

7.	INFORMATION AS TO THE COMPANY.		14
	7.1	Financial and Business Information.	14
	7.2	Officer’s Certificate.	17
	7.3	Visitation.	18

8.	PREPAYMENT OF THE NOTES.		19
	8.1	No Scheduled Prepayments.	19
	8.2	Optional Prepayments with Make-Whole Amount.	19
	8.3	Mandatory Offer to Prepay Upon Change of Control.	20
	8.4	Allocation of Partial Prepayments.	20
	8.5	Maturity; Surrender, etc.	21
	8.6	Purchase of Notes.	21
	8.7	Make-Whole Amount.	21

9.	AFFIRMATIVE COVENANTS.		23
	9.1	Compliance with Law.	23
	9.2	Insurance.	23
	9.3	Maintenance of Properties.	23
	9.4	Payment of Taxes and Claims.	24
	9.5	Corporate Existence, etc.	24
	9.6	Books and Records.	24
	9.7	Subsidiary Guarantor.	24

10.	NEGATIVE COVENANTS.		26
	10.1	Debt to Capitalization Ratio.	26
	10.2	Liens.	26
	10.3	Merger, Consolidation, etc.	28
	10.4	Economic Sanctions, Etc.	30
	10.5	[Reserved].	30
	10.6	Subsidiary Indebtedness.	30
	10.7	Transactions with Affiliates.	30
	10.8	Line of Business.	30

11.	EVENTS OF DEFAULT.		31

12.	REMEDIES ON DEFAULT, ETC.		33
	12.1	Acceleration.	33
	12.2	Other Remedies.	33
	12.3	Rescission.	34
	12.4	No Waivers or Election of Remedies, Expenses, etc.	34

13.	REGISTRATION; EXCHANGE; SUBSTITUTION; TRANSFER OF NOTES.		34
	13.1	Registration of Notes.	34

	13.2	Transfer and Exchange of Notes.	35
	13.3	Replacement of Notes.	35

14.	PAYMENTS ON NOTES.		36
	14.1	Place of Payment.	36
	14.2	Home Office Payment.	36
	14.3	FATCA Information.	36

15.	EXPENSES, ETC.		37
	15.1	Transaction Expenses.	37
	15.2	Survival.	37

16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.		37

17.	AMENDMENT AND WAIVER.		38
	17.1	Requirements.	38
	17.2	Solicitation of Holders of Notes.	38
	17.3	Binding Effect, etc.	39
	17.4	Notes held by the Company, etc.	39

18.	NOTICES.		39

19.	REPRODUCTION OF DOCUMENTS.		40

20.	CONFIDENTIAL INFORMATION.		40

21.	SUBSTITUTION OF PURCHASER.		41

22.	MISCELLANEOUS.		42
	22.1	Successors and Assigns.	42
	22.2	Payments Due on Non-Business Days.	42
	22.3	Accounting Terms.	42
	22.4	Severability.	43
	22.5	Construction.	43
	22.6	Counterparts.	43
	22.7	Governing Law.	43
	22.8	Jurisdiction and Process; Waiver of Jury Trial.	43

SCHEDULE A	--	Information Relating to Purchasers
SCHEDULE B	--	Defined Terms

SCHEDULE 5.3	--	Disclosure Materials
SCHEDULE 5.4	--	Subsidiaries; Ownership of Subsidiary Stock
SCHEDULE 5.5	--	Financial Statements
SCHEDULE 5.11	--	Licenses, Permits, etc.
SCHEDULE 5.15	--	Existing Indebtedness

EXHIBIT 1	--	Form of Note
EXHIBIT 4.4(a)	--	Form of Opinion of Special Counsel for the Company
EXHIBIT 4.4(b)	--	Form of Opinion of Internal Counsel for the Company
EXHIBIT 4.4(c)	--	Form of Opinion of Special Arizona Regulatory Counsel for the Company
EXHIBIT 4.4(d)	--	Form of Opinion of Special Regulatory Counsel for the Company
EXHIBIT 4.4(e)	--	Form of Opinion of Special Counsel to the Purchasers

EL PASO ELECTRIC COMPANY
Stanton Tower
100 N. Stanton
El Paso, TX 79901
Phone: (915) 543-5711
Fax: (915) 521-4729

4.22% Senior Notes due August 15, 2028

Dated as of June 28, 2018

TO EACH OF THE PURCHASERS LISTED IN
THE ATTACHED SCHEDULE A:

Ladies and Gentlemen:

EL PASO ELECTRIC COMPANY, a Texas corporation (the “Company”), agrees with each of the Purchasers as follows:

1.	AUTHORIZATION OF NOTES.

The Company has authorized the issue and sale of $125,000,000 aggregate principal amount of its 4.22% Senior Notes, due August 15, 2028 (the “Notes”, such term to include any such Notes issued in substitution therefor pursuant to Section 13 of this Agreement). The Notes shall be substantially in the form set out in Exhibit 1, with such changes therefrom, if any, as may be approved by such Purchasers of such Notes and the Company. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

2.	SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder. Notwithstanding the foregoing, if any Purchaser defaults on its purchase obligations hereunder and the other Purchasers do not collectively purchase 100% of the Notes to be issued hereby, the Company shall have the right to terminate this Agreement.

3.	CLOSING.

The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Greenberg Traurig, LLP, 77 West Wacker Drive, Suite 3100, Chicago, Illinois 60601, at 9:00 a.m., Chicago time, at a closing (the “Closing”) on June 28, 2018 or on such other Business Day thereafter as may be agreed upon by the Company and the Purchasers. At the Closing, the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 15001380262 at JPMorgan Chase Bank, ABA number 021000021. If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

4.	CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

4.1	Representations and Warranties.

The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.

4.2	Performance; No Default.

The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing. Before and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing. The Company shall not have entered into any transaction since the date of the Memorandum that would have been prohibited by Section 10 had such Section applied since such date.

4.3	Compliance Certificates.

(a)               Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b)               Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of Closing, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement and (ii) the Company’s organizational documents as then in effect.

4.4	Opinions of Counsel.

Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from Baker Botts LLP, counsel for the Company, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers), (b) from Adrian J. Rodriguez, Senior Vice President ― General Counsel of the Company, covering the matters set forth in Exhibit 4.4(b) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers), (c) from Perkins Coie LLP, special Arizona regulatory counsel for the Company, covering the matters set forth in Exhibit 4.4(c) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers), and (d) from Perkins Coie LLP, special regulatory counsel for the Company, covering the matters set forth in Exhibit 4.4(d) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers), and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (e) from Greenberg Traurig, LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(e) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

4.5	Purchase Permitted by Applicable Law, etc.

On the date of the Closing, such Purchaser’s purchase of Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (iii) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

4.6	Sale of Other Notes.

Contemporaneously with the Closing, the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in Schedule A.

4.7	Payment of Special Counsel Fees.

Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the reasonable fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

4.8	Private Placement Numbers.

Private Placement Numbers issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained by Greenberg Traurig, LLP, for the Notes.

4.9	Changes in Organization Structure.

The Company shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other Person, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

4.10	Funding Instructions.

At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by the Company on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.

4.11	Proceedings and Documents.

All corporate, trust and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser that:

5.1	Organization; Power and Authority.

The Company is a corporation duly organized, validly existing and in good standing under the laws of Texas, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

5.2	Authorization, etc.

This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes and upon execution and delivery thereof each Note will constitute a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3	Disclosure.

The Company, through its agents, U.S. Bancorp Investments, Inc. and MUFG Securities Americas Inc., have delivered to each Purchaser a copy of a Private Placement Memorandum, dated May 2018 (including the documents incorporated by reference therein, the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company. This Agreement, the Memorandum, the documents, certificates or other writings delivered or made available to the Purchasers by or on behalf of the Company prior to June 11, 2018 in connection with the transactions contemplated hereby and identified in Schedule 5.3 and the financial statements listed in Schedule 5.5, (this Agreement, the Memorandum and such documents, certificates or other writings and such financial statements delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Since March 31, 2018, there has been no change in the financial condition, operations, business, properties or prospects of the Company except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

5.4	Organization and Ownership of Shares of Subsidiaries.

(a)           The Company has no Subsidiaries.

(b)           Schedule 5.4 contains (except as noted therein) complete and correct lists of (i) the Company’s Affiliates and (ii) the Company’s directors and senior officers.

5.5	Financial Statements; Material Liabilities.

The Company has delivered to each Purchaser copies of the consolidated financial statements of the Company listed on Schedule 5.5. All of such financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company does not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.

5.6	Compliance with Laws, Other Instruments, etc.

The execution, delivery and performance by the Company of this Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, regulations or by-laws, shareholders agreement or any other agreement or instrument to which the Company is bound or to which any of the properties of the Company is subject, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company, except for any default or violation that would not have a Material Adverse Effect.

5.7	Governmental Authorizations, etc.

Other than the approvals of FERC and the New Mexico Public Regulation Commission (the “NMPRC”), which approvals have been received and are in full force and effect, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes.

5.8	Litigation; Observance of Statutes and Orders.

(a)           There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against or affecting the Company or any property of the Company in any court or before any arbitrator of any kind or before or by any Governmental Authority that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(b)           The Company is not (i) in default under any term of any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, any arbitrator of any kind or any Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including Environmental Laws, the USA Patriot Act or any of the other laws or regulations that are referred to in Section 5.16), which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.9	Taxes.

The Company has filed all tax returns that are required to have been filed in any jurisdiction (except in any case in which the failure to so file would not have a Material Adverse Effect), and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the nonpayment of which would not, individually or in the aggregate, have a Material Adverse Effect or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company in respect of U.S. federal, state or other taxes for all fiscal periods are adequate. The U.S. federal income tax liabilities of the Company have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2016.

5.10	Title to Property; Leases.

Subject to the Lien of the General Mortgage Indenture and Deed of Trust, dated as of February 1, 1996 between the Company and State Street Bank and Trust Company, as amended and supplemented to the date of the Closing, the Company has good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

5.11	Licenses, Permits, etc.

(a)           Except as disclosed on Schedule 5.11, the Company owns or possesses all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.

(b)           To the knowledge of the Company, no product or service of the Company infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.

(c)           To the knowledge of the Company, there is no Material violation by any Person of any right of the Company with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company.

5.12	Compliance with ERISA.

(a)           The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)           The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $58,000,000 in the case of any single Plan and by more than $113,000,000 in the aggregate for all Plans. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c)           The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d)           The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company is set forth on the most recent audited balance sheet of the Company included in the financial statements listed in Schedule 5.5.

(e)           The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.5 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.

5.13	Private Offering by the Company.

Neither the Company nor anyone acting on its behalf has offered the Notes or any similar Securities that would be integrated with the Notes for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Purchasers and not more than 40 other Institutional Accredited Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.

5.14	Use of Proceeds; Margin Regulations.

The Company will apply the proceeds of the sale of the Notes to repay outstanding short-term borrowings under the Credit Agreement by the Company for working capital and general corporate purposes. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 25% of the value of the consolidated assets of the Company and the Company does not have any present intention that margin stock will constitute more than 25% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

5.15	Existing Indebtedness; Future Liens.

(a)           Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company as of March 31, 2018 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and guaranty thereof, if any), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company. The Company is not in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company and no event or condition exists with respect to any Indebtedness of the Company that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)           Except as disclosed in Schedule 5.15, the Company has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien (other than a Mortgage Indenture) not permitted by Section 10.2.

(c)           The Company is not a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company, any agreement relating thereto or any other agreement (including its charter or any other organizational document) that limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as specifically indicated in Schedule 5.15.

5.16	Foreign Assets Control Regulations, etc.

(a)           Neither the Company, nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.

(b)           Neither the Company, nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(c)           No part of the proceeds from the sale of the Notes hereunder:

(i)          constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;

(ii)         will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii)        will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.

(d)           The Company has established procedures and controls that it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

5.17	Status under Certain Statutes.

The Company is not subject to regulation under the Investment Company Act of 1940, as amended, or the ICC Termination Act, as amended. The Company is subject to regulation by the FERC under the Federal Power Act, as amended. The Company is a public utility company in the States of Texas and New Mexico and is subject to regulation as a public utility company in those States.

5.18	Environmental Matters.

Except as disclosed in the Disclosure Documents:

(a)           The Company has no knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its respective real properties or other assets now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b)           The Company has no knowledge of any facts that would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)           The Company has not stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d)           All buildings on all real properties now owned, leased or operated by the Company are in compliance with applicable Environmental Laws, except where failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

6.	REPRESENTATIONS OF THE PURCHASERS.

6.1	Purchase for Investment.

Each Purchaser severally represents that it is an institutional “accredited investor” (as such term is defined under Rule 501(a)(1), (2), (3) or (7) promulgated under the Securities Act) and are purchasing the Notes for its own account, for the account of another Institutional Accredited Investor, or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act, that the sale of the Notes is being made by the Company in reliance on a private placement exemption from registration under the Securities Act, and that the Notes may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes under the Securities Act or to list the Notes on any national securities exchange.

6.2	Additional Representations of the Purchasers.

Each Purchaser further severally represents that such Purchaser (a) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Notes, (b) has conducted its own investigation of the Company and the terms of the Notes, (c) has access to the Company’s public filings with the SEC and to such financial and other information as such Purchaser deems necessary to make its decision to purchase the Notes, (d) has been offered the opportunity to ask questions of the Company and received answers thereto, all as such Purchaser deems necessary in connection with such Purchaser’s decision to purchase the Notes and (e) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment.

6.3	Resale Restrictions.

Each Purchaser understands and agrees on behalf of itself and on behalf of any investor account for which such Purchaser is purchasing Notes, and each subsequent holder of a Note by its acceptance thereof will be deemed to agree, that the Notes will be transferable only in accordance with this Agreement and that if such Purchaser or such holder decides to offer, resell, pledge or otherwise transfer any of the Notes, such Notes may be offered, resold, pledged or otherwise transferred only to an Institutional Accredited Investor in reliance upon an exemption from registration under the Securities Act, and only as permitted by Section 13.2.

6.4	Legend.

Each Purchaser understands that the Notes will, unless sold pursuant to a registration statement that has been declared effective under the Securities Act, bear a legend substantially to the following effect:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY OTHER STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THIS SECURITY MAY ONLY BE TRANSFERRED TO AN “INSTITUTIONAL ACCREDITED INVESTOR” IN ACCORDANCE WITH THE TERMS OF THE NOTE PURCHASE AGREEMENT DATED AS OF JUNE 28, 2018.

6.5	Source of Funds.

Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a)           the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)           the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)           the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as disclosed by such Purchaser to the Company in writing pursuant to this paragraph (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)           the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or

(e)           the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)            the Source is a governmental plan; or

(g)           the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (g); or

(h)           the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

6.6	Authority.

If such Purchaser is acquiring Notes as a fiduciary or agent for one or more investor accounts, such Purchaser severally represents that it has sole investment discretion with respect to each such account and has full power to make the foregoing representations and agreements on behalf of such account.

7.	INFORMATION AS TO THE COMPANY.

7.1	Financial and Business Information.

The Company will deliver to each holder of Notes that is an Institutional Accredited Investor:

(a)           Quarterly Statements -- within 60 days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i)         a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter,

(ii)        a consolidated statement of operations of the Company and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, and

(iii)       a consolidated statement of cash flows of the Company and its Subsidiaries for the portion of the fiscal year ending with such quarter,

setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery of copies of the Company’s Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a) provided, further, that the Company shall be deemed to have made such delivery of such financial statements or such Form 10-Q if it shall have timely made Electronic Delivery thereof;

(b)           Annual Statements -- within 120 days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each fiscal year of the Company, duplicate copies of,

(i)          a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

(ii)         consolidated statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery of the Company’s Annual Report on Form 10-K for such fiscal year (together with the Company’s annual report to stockholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(b) provided, further, that the Company shall be deemed to have made such delivery of such financial statements or such Form 10-K if it shall have timely made Electronic Delivery thereof;

(c)           SEC and Other Reports -- promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or its Subsidiaries to its public securities holders generally and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or its Subsidiaries with the SEC and of all press releases and other statements made available generally by the Company or its Subsidiaries to the public concerning developments that are Material; provided that Electronic Delivery of such documents shall be deemed to satisfy the requirements of this Section 7.1(c);

(d)           Notice of Default or Event of Default -- promptly, and in any event within five days after the Company or a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e)           ERISA Matters – promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i)         with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof, other than a reportable event that, alone or together with other reportable events, would not reasonably be expected to have a Material Adverse Effect; or

(ii)        the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii)       any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate for a violation of Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(f)            Notices from Governmental Authority -- promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or its Subsidiaries from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(g)           Resignation or Replacement of Auditors – within 10 days following the date on which the Company’s auditors resign or the Company elects to change auditors, as the case may be, notification thereof, together with such further information as the Required Holders may reasonably request;

(h)           Notice of Default Under Material Credit Facilities – promptly, and in any event within 5 days of receipt thereof, copies of any notice of default sent by the Company or its Subsidiaries to or received by the Company or its Subsidiaries from its creditors under any Material Credit Facility; and

(i)           Requested Information -- with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or its Subsidiaries (including actual copies of any documents previously delivered by means of Electronic Delivery) or relating to (i) the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes or (ii) the ability of the Company to perform its obligations hereunder as from time to time may be reasonably requested by any such holder of Notes.

7.2	Officer’s Certificate.

Each set of financial statements delivered to a holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) will be accompanied by a certificate (which, in the case of Electronic Delivery of any such financial statements, may be by separate concurrent delivery of such certificate to each holder of Notes or by Electronic Delivery thereof) of a Senior Financial Officer:

(a)           Covenant Compliance — setting forth the information (including detailed calculations and a reconciliation to GAAP if based other than on GAAP) required in order to establish whether the Company was in compliance with the requirements of Section 10 during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence). In the event that the Company or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 22.3) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election;

(b)           Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including any such event or condition resulting from the failure of the Company or its Subsidiaries to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto; and

(c)           Subsidiary Guarantors – if then applicable, setting forth a list of all Subsidiaries that are Subsidiary Guarantors and certifying that each Subsidiary that is required to be a Subsidiary Guarantor pursuant to Section 9.7 is a Subsidiary Guarantor, in each case, as of the date of such certificate of Senior Financial Officer.

7.3	Visitation.

The Company shall permit the representatives of each holder of Notes that is an Institutional Accredited Investor:

(a)          No Default -- if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, but no more than two times during any 12 month period, to visit, during normal business hours, the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and the Subsidiaries; and

(b)          Default -- if a Default or Event of Default then exists, at the expense of the Company, and upon reasonable prior notice to the Company, to visit and inspect, during normal business hours, any of the offices or properties of the Company or its Subsidiaries, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all as often as may be requested.

8.	PREPAYMENT OF THE NOTES.

8.1	No Scheduled Prepayments.

No regularly scheduled prepayments are due on the Notes prior to their stated maturity.

8.2	Optional Prepayments with Make-Whole Amount.

The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes in an amount not less than $2,000,000 in the aggregate in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount (provided that no Make-Whole Amount shall be due if the Notes are prepaid in full during the 90 day period immediately preceding and ending on the scheduled maturity date of the Notes). The Company will give each holder of Notes to be prepaid written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.4), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer of the Company as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes to be prepaid a certificate of a Senior Financial Officer of the Company specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

8.3	Mandatory Offer to Prepay Upon Change of Control.

(a)           Change of Control. The Company will, within 5 days of a Rating Decline, give each holder of Notes written notice containing and constituting an offer to prepay Notes accompanied by the certificate described in paragraph (e) of this Section 8.3.

(b)           Offer to Prepay Notes. The offer to prepay Notes contemplated by paragraph (a) of this Section 8.3 shall be an offer to prepay, in accordance with and subject to this Section 8.3, all, but not less than all, of the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on the Business Day specified in such offer (the “Proposed Prepayment Date”). The Proposed Prepayment Date shall be not less than 30 days and not more than 60 days after the date of such offer.

(c)           Acceptance; Rejection. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.3 by causing a notice of such acceptance to be delivered to the Company on or before the date specified in the certificate described in paragraph (e) of this Section 8.3. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.3, or to accept an offer as to all of the Notes held by the holder, within such time period shall be deemed to constitute rejection of such offer by such holder.

(d)           Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.3 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment and shall not require the payment of any Make-Whole Amount. The prepayment shall be made on the Proposed Prepayment Date.

(e)           Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.3 shall be accompanied by a certificate, executed by the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date, (ii) that such offer is made pursuant to this Section 8.3, (iii) the principal amount of each Note offered to be prepaid, (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date, (v) that the conditions of this Section 8.3 have been fulfilled, (vi) in reasonable detail, the nature and date of the Change of Control and (vii) the date by which any holder of a Note that wishes to accept such offer must deliver notice thereof to the Company, which date shall not be earlier than three Business Days prior to the Proposed Prepayment Date.

8.4	Allocation of Partial Prepayments.

In the case of each partial prepayment of Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

8.5	Maturity; Surrender, etc.

In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and canceled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.6	Purchase of Notes.

The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions (which shall be established by the Company). Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 10 Business Days. If the holders of more than 50% of the principal amount of Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of the Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least 10 Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by the Company or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

8.7	Make-Whole Amount.

“Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (a) 0.50% plus (b) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (i) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (x) 0.50% plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

 “Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

9.	AFFIRMATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

9.1	Compliance with Law.

Without limiting Section 10.4, the Company will, and will cause its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject (including ERISA, the USA Patriot Act and the other laws and regulations that are referred to in Section 5.16 and Environmental Laws) and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.2	Insurance.

The Company will, and will cause its Material Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

9.3	Maintenance of Properties.

The Company will, and will cause its Material Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or its Subsidiaries from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.4	Payment of Taxes and Claims.

The Company will, and will cause each Subsidiary to, file all tax returns required to be filed in any jurisdiction (except in any case in which the failure to file would not have a Material Adverse Effect) and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable, before they have become delinquent and all claims for which sums have become due and payable that have or might have a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested on a timely basis in good faith and in appropriate proceedings, and the Company or such Subsidiary has established adequate reserves therefor in accordance with GAAP on its books or (ii) the nonpayment of all such taxes, assessments and claims in the aggregate would not have a Material Adverse Effect.

9.5	Corporate Existence, etc.

Subject to Section 10.3, the Company will at all times preserve and keep its corporate or trust, as applicable, existence in full force and effect. The Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

9.6	Books and Records.

The Company will maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company, as the case may be.

9.7	Subsidiary Guarantor.

(a)           The Company will cause each of its Subsidiaries that guarantees or otherwise becomes liable at any time, whether as a borrower or an additional or co-borrower or otherwise, for or in respect of any Indebtedness under any Material Credit Facility to concurrently therewith:

(i)         enter into an agreement in form and substance satisfactory to the Required Holders providing for the guaranty by such Subsidiary, on a joint and several basis with all other such Subsidiaries, of (x) the prompt payment in full when due of all amounts payable by the Company pursuant to the Notes (whether for principal, interest, Make-Whole Amount or otherwise) and this Agreement, including all indemnities, fees and expenses payable by the Company thereunder and (y) the prompt, full and faithful performance, observance and discharge by the Company of each and every covenant, agreement, undertaking and provision required pursuant to the Notes or this Agreement to be performed, observed or discharged by it (a “Subsidiary Guaranty”); and

(ii)        deliver the following to each holder of a Note:

(a)         an executed counterpart of such Subsidiary Guaranty;

(b)         a certificate signed by an authorized responsible officer of such Subsidiary containing representations and warranties on behalf of such Subsidiary to the same effect, mutatis mutandis, as those contained in Sections 5.1, 5.2, 5.6 and 5.7 of this Agreement (but with respect to such Subsidiary and such Subsidiary Guaranty rather than the Company);

(c)          all documents as may be reasonably requested by the Required Holders to evidence the due organization, continuing existence and, where applicable, good standing of such Subsidiary and the due authorization by all requisite action on the part of such Subsidiary of the execution and delivery of such Subsidiary Guaranty and the performance by such Subsidiary of its obligations thereunder; and

(d)         an opinion of counsel reasonably satisfactory to the Required Holders covering such matters relating to such Subsidiary and such Subsidiary Guaranty as the Required Holders may reasonably request.

(b)           At the election of the Company and by written notice to each holder of Notes, any Subsidiary Guarantor that has provided a Subsidiary Guaranty under subparagraph (a) of this Section 9.7 may be discharged from all of its obligations and liabilities under its Subsidiary Guaranty and shall be automatically released from its obligations thereunder without the need for the execution or delivery of any other document by the holders, provided that (i) if such Subsidiary Guarantor is a guarantor or is otherwise liable for or in respect of any Material Credit Facility, then such Subsidiary Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under its Subsidiary Guaranty) under such Material Credit Facility, (ii) at the time of, and immediately after giving effect to, such release and discharge, no Default or Event of Default shall be existing, (iii) no amount is then due and payable under such Subsidiary Guaranty, (iv) if in connection with such Subsidiary Guarantor being released and discharged under any Material Credit Facility, any fee or other form of consideration is given to any holder of Indebtedness under such Material Credit Facility for such release, the holders of the Notes shall receive equivalent consideration substantially concurrently therewith and (v) each holder shall have received a certificate of a Responsible Officer certifying as to the matters set forth in clauses (i) through (iv). In the event of any such release, for purposes of Section 10.6, all Indebtedness of such Subsidiary shall be deemed to have been incurred concurrently with such release.

10.	NEGATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

10.1	Debt to Capitalization Ratio.

The Company will not permit the ratio of (i) Total Consolidated Debt to (ii) Total Consolidated Capital as of the last day of any fiscal quarter to be in excess of 0.65 to 1.00.

10.2	Liens.

The Company will not, and the Company will not permit its Subsidiaries to, permit to exist or incur, directly or indirectly, any Lien on its Operating Property, whether now owned or hereafter acquired, unless the Notes are equally and ratably secured by a Lien on the same property and assets, except:

(a)          Liens that are not otherwise permitted by any of the other clauses of this Section 10.2; provided that, at the time that any such Lien is granted (and after giving effect thereto), the aggregate principal amount of all Indebtedness outstanding under Section 10.6(c) and Indebtedness secured by Liens permitted by this Section 10.2(a) shall not exceed 20% of Total Consolidated Capital;

(b)          Liens to secure Indebtedness existing on the date of this Agreement and described on Schedule 5.15, other than pursuant to the Credit Agreement or a Mortgage Indenture, provided that such Indebtedness shall not be increased in amount;

(c)          Liens on any Operating Property that existed on such property prior to the acquisition thereof by the Company or any Subsidiary to secure Indebtedness assumed by the Company or any Subsidiary in connection with such acquisition;

(d)          Liens to secure Indebtedness incurred by the Company or any Subsidiary in connection with the acquisition or lease by the Company or any Subsidiary in the ordinary course of business, after the date of this Agreement, of furniture, fixtures, equipment and other assets not owned by the Company or any Subsidiary as of the date of issuance of the Notes provided that (i) such Indebtedness shall not be secured by any Operating Property of the Company or any Subsidiary other than the Operating Property with respect to which such Indebtedness is incurred, and (ii) the Lien securing such Indebtedness shall be created within 365 days of the incurrence of such Indebtedness;

(e)          Liens to secure Indebtedness of any Person existing at the time such Person is merged into or consolidated with, or such Person disposes of all or substantially all its properties (or those of a division) to, the Company or any Subsidiary;

(f)           Liens to secure Indebtedness incurred by the Company or any Subsidiary to acquire, construct, develop or substantially repair, alter or improve Operating Property or to provide funds for any such purpose or for reimbursement of funds previously expended for any such purpose; provided that such Indebtedness is incurred contemporaneously with, or within 730 days after, such acquisition or the completion of construction, development or substantial repair, alteration or improvement;

(g)          Liens to secure, directly or indirectly, the Company’s or any Subsidiary’s obligations with respect to Indebtedness issued by any Governmental Authority, including Indebtedness represented by securities issued by any such Governmental Authority (or providers of credit enhancement with respect to such securities), including, without limitation, the Company’s or any Subsidiary’s obligations with respect to industrial development, pollution control or similar revenue bonds incurred for the purpose of financing all or any part of the purchase price or the cost of substantially repairing or altering, constructing, developing or substantially improving Operating Property;

(h)          Liens to secure Indebtedness which has been defeased, including the Notes;

(i)           Liens to secure Indebtedness incurred in connection with an accounts receivable facility (including, without limitation, Liens on the property of Finsub incurred pursuant to the Receivables Program Documents and Liens in favor of Finsub granted by the Company with respect to Receivables purportedly sold to Finsub by the Company pursuant to the Receivables Program) and/or contract payments facility or the securitization of any Excepted Assets;

(j)           any Lien to secure the Notes;

(k)          Liens for taxes or assessments by any Governmental Authority not yet due or being contested in good faith by appropriate proceedings;

(l)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, licensors’ or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable;

(m)          pledges and deposits made in the ordinary course of the Company’s or any Subsidiary’s business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(n)          deposits by the Company or any Subsidiary to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(o)          zoning restrictions, easements, rights-of-way, restrictions on use of real property or permit or license requirements and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Company or any Subsidiary;

(p)          one or more attachments or other similar Liens on assets of the Company or any Subsidiary arising in connection with court proceedings so long as the Company or any Subsidiary has set aside adequate reserves therefor or the execution of which has been stayed or which has been appealed and secured, if necessary, by an appeal bond; provided that in each case no Event of Default shall result therefrom;

(q)          any Lien arising by operation of law on the assets of the Company or any Subsidiary in favor of any Governmental Authority with respect to any franchise, grant, license, permit or contract; and

(r)           Liens to secure any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of an instrument or agreement creating any Indebtedness referred to in the above clauses, other than clauses (a) and (b) above;

provided that, notwithstanding the foregoing, the Company will not, and the Company will not permit any of its Subsidiaries to, secure any Indebtedness outstanding pursuant to Section 10.2(a) under any Material Credit Facility unless and until the Notes (and any guarantee delivered in connection therewith) shall concurrently be secured equally and ratably with such Indebtedness pursuant to documentation reasonably acceptable to the Required Holders in substance and in form, including an intercreditor agreement and opinions of counsel to the Company from counsel that is reasonably acceptable to the Required Holders.

10.3	Merger, Consolidation, etc.

(a)          The Company will not, and will not permit any Subsidiary Guarantor to consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless:

(i)         in the case of any such transaction involving the Company, the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company as an entirety, as the case may be, shall be a solvent corporation or limited liability company organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and, if the Company is not such corporation or limited liability company, (i) such corporation or limited liability company shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes and (ii) such corporation or limited liability company shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof;

(ii)         in the case of any such transaction involving a Subsidiary Guarantor, the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of such Subsidiary Guarantor as an entirety, as the case may be, shall be (1) the Company, such Subsidiary Guarantor or another Subsidiary Guarantor; (2) a solvent corporation or limited liability company (other than the Company or another Subsidiary Guarantor) that is organized and existing under the laws of the United States or any State thereof (including the District of Columbia) and, in the case of this clause (2), if such Subsidiary Guarantor is not such corporation or limited liability company, (A) such corporation or limited liability company shall have executed and delivered to each holder of Notes its assumption of the due and punctual performance and observance of each covenant and condition of the Subsidiary Guaranty of such Subsidiary Guarantor and (B) the Company shall have caused to be delivered to each holder of Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; or (3) any other Person, and such Person is not required to become a Subsidiary Guarantor pursuant to Section 9.7;

(iii)       each Subsidiary Guarantor under any Subsidiary Guaranty that is outstanding at the time such transaction or each transaction in such a series of transactions occurs reaffirms its obligations under such Subsidiary Guaranty in writing at such time pursuant to documentation that is reasonably acceptable to the Required Holders; and

(iv)       immediately before and immediately after giving effect to such transaction or each transaction in any such series of transactions, no Default or Event of Default shall have occurred and be continuing.

No such conveyance, transfer or lease of substantially all of the assets of the Company or any Subsidiary Guarantor shall have the effect of releasing the Company or such Subsidiary Guarantor, as the case may be, or any successor corporation, limited liability company or trust that shall theretofore have become such in the manner prescribed in this Section 10.3, from its liability under (x) this Agreement or the Notes (in the case of the Company) or (y) the Subsidiary Guaranty (in the case of any Subsidiary Guarantor), unless, in the case of the conveyance, transfer or lease of substantially all of the assets of a Subsidiary Guarantor, such Subsidiary Guarantor is released from its Subsidiary Guaranty in accordance with Section 9.7(b) in connection with or immediately following such conveyance, transfer or lease.

10.4	Economic Sanctions, Etc.

The Company will not, will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder or any affiliate of such holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws

10.5	[Reserved].

10.6	Subsidiary Indebtedness.

The Company will not permit any Subsidiary that is not a Subsidiary Guarantor to incur, create, assume or permit to exist (collectively, “incur”) any Indebtedness, except:

(a)          Indebtedness of any Subsidiary owed to the Company or any Subsidiary;

(b)          Indebtedness of any Receivables Subsidiary incurred pursuant to the Receivables Program Documents in an aggregate principal amount not in excess of $100,000,000 outstanding at any time; and

(c)          Indebtedness of Subsidiaries not permitted by the foregoing paragraphs of this Section 10.6; provided that the aggregate principal amount of all Indebtedness of all such Subsidiaries outstanding under this paragraph (c) and Indebtedness secured by Liens permitted by Section 10.2(a) at any time shall not exceed 20% of Total Consolidated Capital.

10.7	Transactions with Affiliates.

The Company will not, and will not permit any Subsidiary to, sell or transfer any property or assets to, or purchase or acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates (other than Wholly-Owned Subsidiaries), except that (a) the Company or any Subsidiary may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not materially less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties or if no comparable transaction exists, on a basis that is fair to the Company or such Subsidiary from a financial point of view and (b) the Company and any Subsidiary may sell Receivables pursuant to a Receivables Program.

10.8	Line of Business.

The Company will not, and will not permit any Material Subsidiary to, engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company is engaged on the date of this Agreement.

11.	EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)          the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)          the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c)          the Company defaults in the performance of or compliance with any term contained in Section 7.1(d) or Section 10.1; or

(d)          the Company or any Subsidiary Guarantor defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a),(b) or (c) of this Section 11) or in any Subsidiary Guaranty and such default is not remedied within 30 days after the earlier of (i) the Company or a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Section 11); or

(e)          (i) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been false or incorrect in any material respect on the date as of which made or (ii) any representation or warranty made in writing by or on behalf of any Subsidiary Guarantor or by any officer of such Subsidiary Guarantor in any Subsidiary Guaranty or any writing furnished in connection with such Subsidiary Guaranty proves to have been false or incorrect in any material respect on the date as of which made; or

(f)          the Company or any Subsidiary (i) is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness when due (whether by acceleration or otherwise) that is outstanding in an aggregate principal amount of at least $50,000,000, for a period of 10 days or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity; or

(g)          the Company or any Material Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h)          a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any Material Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any Material Subsidiary, or any such petition shall be filed against the Company and such petition shall not be dismissed within 90 days; or

(i)           a final judgment or judgments for the payment of money aggregating in excess of $50,000,000 are rendered against one or more of the Company or any Material Subsidiary, which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(j)           if any event or events described in clauses (i) through (vi) below, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect: (i) the Company fails to make contributions necessary to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the determination that any Plan is in “at-risk status” (within the meaning of Section 430 of the Code or Section 303 of ERISA), (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company thereunder in a Material way; or

(k)          any Subsidiary Guaranty shall cease to be in full force and effect, any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor shall contest in any manner the validity, binding nature or enforceability of any Subsidiary Guaranty, or the obligations of any Subsidiary Guarantor under any Subsidiary Guaranty are not or cease to be legal, valid, binding and enforceable in accordance with the terms of such Subsidiary Guaranty.

As used in Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

12.	REMEDIES ON DEFAULT, ETC.

12.1	Acceleration.

(a)          If an Event of Default with respect to the Company described in paragraph (g) or (h) of Section 11 (other than an Event of Default described in clause (i) of paragraph (g) or described in clause (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)          If any other Event of Default has occurred and is continuing, any holder or holders of at least 51% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c)          If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2	Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3	Rescission.

At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4	No Waivers or Election of Remedies, Expenses, etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

13.	REGISTRATION; EXCHANGE; SUBSTITUTION; TRANSFER OF NOTES.

13.1	Registration of Notes.

The Company shall keep at its principal executive office in the United States a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes and the principal amounts thereof, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes absent manifest error, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Accredited Investor, promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

13.2	Transfer and Exchange of Notes.

Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), the Company shall execute and deliver within 10 Business Days, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Section 6.

13.3	Replacement of Notes.

Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Accredited Investor, notice from such Institutional Accredited Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)          in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or an Institutional Accredited Investor, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)          in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver within 10 Business Days, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14.	PAYMENTS ON NOTES.

14.1	Place of Payment.

Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of The Bank of New York Mellon in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

14.2	Home Office Payment.

So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Accredited Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

14.3	FATCA Information.

By acceptance of any Note, the holder of such Note agrees that such holder will with reasonable promptness duly complete and deliver to the Company, or to such other Person as may be reasonably requested by the Company, from time to time (a) in the case of any such holder that is a United States Person, such holder’s United States tax identification number or other Forms reasonably requested by the Company necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for the Company to comply with its obligations under FATCA and (b) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Company to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder. Nothing in this Section 14.3 shall require any holder to provide information that is confidential or proprietary to such holder unless the Company is required to obtain such information under FATCA and, in such event, the Company, as the case may be, shall treat any such information it receives as confidential.

15.	EXPENSES, ETC.

15.1	Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of one special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO; provided, that such costs and expenses shall not exceed $3,500. The Company will pay, and will save each Purchaser or holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes). Each Purchaser severally agrees to pay, and agree to hold the Company harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers or finders retained by such Purchaser; provided that, in connection with the initial sale of the Notes, MUFG Securities Americas Inc. and U.S. Bancorp Investments, Inc. shall be considered a broker or finder retained by the Company.

15.2	Survival.

The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement, as applicable. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

17.	AMENDMENT AND WAIVER.

17.1	Requirements.

This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used in such sections), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.

17.2	Solicitation of Holders of Notes.

(a)          Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)          Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

(c)          Consent in Contemplation of Transfer. Any consent given pursuant to this Section 17 or any Subsidiary Guaranty by a holder of a Note that has transferred or has agreed to transfer its Note to (i) the Company, (ii) any Subsidiary or any other Affiliate or (iii) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with the Company and/or any of its Affiliates (either pursuant to a waiver under Section 17.1 or subsequent to Section 8.6 having been amended pursuant to Section 17.1), in each case in connection with such consent, shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

17.3	Binding Effect, etc.

Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” or “the Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

17.4	Notes held by the Company, etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of their Affiliates shall be deemed not to be outstanding.

18.	NOTICES.

Except with respect to Electronic Notices permitted pursuant to Section 7, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i)         if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii)        if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii)       if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Office of the General Counsel, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

19.	REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by any Person who is a party to or recipient of any such document by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company and each Purchaser agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20.	CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means (A) information delivered to any Purchaser by or on behalf of the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary or confidential in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or its Subsidiaries, (B) all information pertaining to systems defined as “critical cyber assets” under the Critical Infrastructure Protection Standards promulgated by the North American Electric Reliability Corporation and (C) all “critical energy infrastructure information” and other information concerning “critical infrastructure” as such terms are defined by the Federal Energy Regulatory Commission pursuant to 18 C.F.R. §388.113(c) as may be amended or re-codified, provided that in the case of clause (A), such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or its Subsidiaries, or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Accredited Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process (provided that, subject to clause (z) below, if not prohibited by applicable law, such Purchaser shall use commercially reasonable efforts to give notice thereof to the Company prior to such disclosure), (y) in connection with any litigation to which such Purchaser is a party (provided that, subject to clause (z) below, if not prohibited by applicable law, such Purchaser shall use commercially reasonable efforts to give notice thereof to the Company prior to such disclosure) or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

21.	SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” is used in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall have all the rights of an original holder of the Notes under this Agreement.

22.	MISCELLANEOUS.

22.1	Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) whether so expressed or not, except that, subject to Section 10.3, the Company may not assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

22.2	Payments Due on Non-Business Days.

Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.5 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

22.3	Accounting Terms.

All accounting terms used herein that are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP and (ii) all financial statements shall be prepared in accordance with GAAP; provided, however, that in the event of a change in GAAP, the Company and the Required Holders shall negotiate in good faith to revise (if appropriate) such ratios and covenants to give effect to the intention of the parties under this Agreement as at the date of this Agreement. In the event that such negotiation is unsuccessful, all calculations thereafter made for the purpose of determining compliance with the financial ratios and financial covenants contained herein shall be made on a basis consistent with GAAP in existence as at the date of this Agreement.

For purposes of determining compliance with this Agreement (including Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

22.4	Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

22.5	Construction.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

As of the date of this Agreement, the Company has no Subsidiaries. References in this Agreement to the Company’s Subsidiaries shall be ignored unless the Company has one or more Subsidiaries at the relevant time.

22.6	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

22.7	Governing Law.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

22.8	Jurisdiction and Process; Waiver of Jury Trial.

(a)          The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)          The Company agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.8(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c)          The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d)          Nothing in this Section 22.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e)          THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

El Paso Electric Company	Note Purchase Agreement
If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

EL PASO ELECTRIC COMPANY

By:	/s/ Nathan T. Hirschi
Name:	Nathan T. Hirschi
Title:	Senior Vice President and Chief Financial Officer

El Paso Electric Company	Note Purchase Agreement
This Agreement is hereby
accepted and agreed to
as of the date thereof.

The Northwestern Mutual Life Insurance Company

By:	Northwestern Mutual Investment Management Company, LLC Its investment advisor

By:	/s/ David A. Barras
Name: David A. Barras
Title: Managing Director

The Northwestern Mutual Life Insurance Company, for its Group Annuity Separate Account

By:	/s/ David A. Barras
Name: David A. Barras
Its Authorized Representative

El Paso Electric Company	Note Purchase Agreement
This Agreement is hereby
accepted and agreed to
as of the date thereof.

State Farm Life Insurance Company

By:	/s/ Julie Hoyer
Name: Julie Hoyer
Title: Investment Executive

By:	/s/ Rebekah L. Holt
Name: Rebekah L. Holt
Title: Investment Professional

State Farm Life and Accident Assurance Company

By:	/s/ Julie Hoyer
Name: Julie Hoyer
Title: Investment Executive

By:	/s/ Rebekah L. Holt
Name: Rebekah L. Holt
Title: Investment Professional

State Farm Insurance Companies Employee Retirement Trust

By:	/s/ Julie Hoyer
Name: Julie Hoyer
Title: Investment Executive

By:	/s/ Rebekah L. Holt
Name: Rebekah L. Holt
Title: Investment Professional

El Paso Electric Company	Note Purchase Agreement
This Agreement is hereby
accepted and agreed to
as of the date thereof.

Great-West Life & Annuity Insurance Company

By:	/s/ Ward Argust
Name: Ward Argust
Title: Assistant Vice President, Investments

El Paso Electric Company	Note Purchase Agreement
This Agreement is hereby
accepted and agreed to
as of the date thereof.

American Equity Investment Life Insurance Company

By:	/s/ Jeffrey A. Fossell
Name: Jeffrey A. Fossell
Title: Authorized Signatory

El Paso Electric Company	Note Purchase Agreement
This Agreement is hereby
accepted and agreed to
as of the date thereof.

The Guardian Life Insurance Company of America

By:	/s/ Edward Brennan
Name: Edward Brennan
Title: Senior Director

The Guardian Insurance & Annuity Company, Inc.

By:	/s/ Edward Brennan
Name: Edward Brennan
Title: Senior Director

El Paso Electric Company	Note Purchase Agreement
This Agreement is hereby
accepted and agreed to
as of the date thereof.

The State Life Insurance Company

By: American United Life Insurance Company
Its: Agent

By:	/s/ David Weisenburger
Name: David Weisenburger
Title: VP, Fixed Income Securities

El Paso Electric Company	Note Purchase Agreement
This Agreement is hereby
accepted and agreed to
as of the date thereof.

Jackson National Life Insurance Company

By: PPM America, Inc., as attorney in fact, on behalf of Jackson National Life Insurance Company

By:	/s/ Elena Unger
Name: Elena Unger
Title: Vice President

El Paso Electric Company	Note Purchase Agreement
This Agreement is hereby
accepted and agreed to
as of the date thereof.

CMFG Life Insurance Company

By: MEMBERS Capital Advisors, Inc. acting as Investment Advisor

By:	/s/ Allen R. Cantrell
Name: Allen R. Cantrell
Title: Managing Director, Investments

El Paso Electric Company	Note Purchase Agreement
This Agreement is hereby
accepted and agreed to
as of the date thereof.

Southern Farm Bureau Life Insurance Company

By:	/s/ David Divine
Name: David Divine
Title: Senior Portfolio Manager

El Paso Electric Company	Note Purchase Agreement
SCHEDULE B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or its Subsidiaries or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

“Capital Lease Obligations” of any person means the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

Schedule B-1

El Paso Electric Company	Note Purchase Agreement
“Change of Control” means (a) an event or series of events by which any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) (other than one or more Permitted Holders) becomes the “beneficial owner” (as defined in Rule 13d‑3 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of the then outstanding Voting Stock of the Company or (b) a majority of the members of the Board of Directors of the Company are not Continuing Directors; provided, however, that a “Change of Control” shall not be deemed to have occurred as a result of the formation of a holding company for the Company or its businesses as part of any transaction (merger, consolidation, plan of exchange, etc.) in which such holding company is owned, following the transaction, by the former holders of the Company’s Voting Stock in substantially the same proportions as their ownership of the Company’s Voting Stock immediately prior to such transaction.

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” means El Paso Electric Company, a Texas corporation.

“Confidential Information” is defined in Section 20.

“Continuing Directors” means as of any date of determination, any member of the board of directors of the Company who (i) was a member of such board of directors on the date of this Agreement or (ii) was nominated for election or elected to such board of directors with the approval of a majority of Continuing Directors who were members of such board at the time of such nomination or election.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Controlled Entity” means (a) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (b) if the Company has a parent company, such parent company and its Controlled Affiliates.

“Credit Agreement” means the Second Amended and Restated Credit Agreement dated as of January 14, 2014 among the Company, The Bank of New York Trust Company, National Association, as trustee of the Rio Grande Resources Trust II, the lenders party thereto and JPMorgan Chase Bank, National Association as Administrative Agent and Issuing Bank, as amended and supplemented by that Extension and Increase Confirmation, dated as of January 9, 2017, by and among the Company, The Bank of New York Mellon Trust Company, N.A., not in its individual capacity, but solely in its capacity as successor trustee of the Rio Grande Resources Trust II, as such agreement may be further amended, restated, supplemented, modified or extended, and any successor, substitute, or replacement thereto.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

Schedule B-2

El Paso Electric Company	Note Purchase Agreement
“Default Rate” means that rate of interest that is the greater of (i) 2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes or (ii) 2% over the rate of interest publicly announced by JPMorgan Chase Bank, National Association as its “base” or “prime” rate.

“Disclosure Documents” is defined in Section 5.3.

“Domestic Subsidiary” means any Subsidiary that is incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Electronic Delivery” means (i) for reports, registration statements and other documents required to be filed with the SEC, the filing and availability thereof on “EDGAR” and the availability thereof on the Company’s home page on the worldwide web (at the date of this Agreement located at:  http//www.epelectric.com) and (ii) for any documents not required to be filed with the SEC, the availability thereof on the Company’s home page on the worldwide web, and in the case of this clause (ii), the prior notice by the Company to each holder of Notes of such availability, with such notice containing either (y) an attachment of such reports, registration statements or other documents or (z) a link to the site on the worldwide web containing such documents.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excepted Assets” means all bills, notes and other instruments, accounts receivable, claims, credits, judgments, demands, general intangibles, licenses and privileges (except franchises and permits), emissions allowances, choses in action, patents, patent applications, patent licenses and other patent rights, trade names, trademarks and all contracts, leases and agreements of whatsoever kind and nature, other than any of the foregoing which are by the express provisions of the Mortgage Indenture subjected or required to be subjected to the lien of the Mortgage Indenture.

Schedule B-3

El Paso Electric Company	Note Purchase Agreement
“FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.

“FERC” means the Federal Energy Regulatory Commission, or any Governmental Authority succeeding to any or all of such commission’s authority.

“Finsub” means a special purpose corporation organized under the laws of a State of the United States of America formed solely for the purpose of engaging in the Receivables Program.

“First Mortgage Bonds” means any series of First Mortgage Bonds of the Company issued pursuant to a Mortgage Indenture.

“Form 10-K” is defined in Section 7.1(b).

“Form 10-Q” is defined in Section 7.1(a).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

(a)          the government of

(i)         the United States of America or any state or other political subdivision thereof, or

(ii)        any jurisdiction in which the Company or its Subsidiaries conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or its Subsidiaries, or

(b)          any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guarantee” of or by any person means any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

Schedule B-4

El Paso Electric Company	Note Purchase Agreement
“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements, (j) the principal component of all obligations of such Person as an account party in respect of letters of credit (other than any letter of credit in respect of which a back-to-back letter of credit has been issued, provided that the commercial bank issuing such back- to-back letter of credit has a long-term senior unsecured debt rating of not less than A- by S&P and not less than A3 by Moody’s) and (k) the principal component of all obligations of such Person as an account party in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

“Institutional Accredited Investor” means any Person that is an “accredited investor” as such term is defined under Rule 501(a)(1), (2), (3) or (7) promulgated under the Securities Act.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease Obligation, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

Schedule B-5

El Paso Electric Company	Note Purchase Agreement
“Make-Whole Amount” is defined in Section 8.7.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement and the Notes, (c) the ability of any Subsidiary Guarantor to perform its obligations under its Subsidiary Guaranty, or (d) the validity or enforceability of this Agreement, the Notes or any Subsidiary Guaranty.

“Material Credit Facility” means, as to the Company and its Subsidiaries,

(a)           the Credit Agreement, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof; and

(b)           any other bank or asset-based credit facilities (whether providing for revolving, letter of credit or term extensions of credit) that provide for extensions of credit or commitments therefor in an aggregate amount equal to or greater than $100,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency on such date) and in respect of which the Company or any of its Subsidiaries is obligated on Indebtedness (excluding, for the avoidance of doubt, any Mortgage Indenture securing First Mortgage Bonds) (“Credit Facility”); and if no Credit Facility or Credit Facilities equal or exceed such amounts, then the largest Credit Facility shall be deemed to be a Material Credit Facility.

“Material Subsidiary” means, at any time, (a) a Domestic Subsidiary of the Company (other than a Receivables Subsidiary) with consolidated total assets at such time equal to or greater than 10% of the Company’s consolidated total assets at such time or (b) any other Subsidiary which becomes a Subsidiary Guarantor.

“Memorandum” is defined in Section 5.3.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Mortgage Indenture” means any indenture (including without limitation any indenture entered into by the Company following the date hereof) secured by a mortgage Lien upon the Company’s Operating Property.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

Schedule B-6

El Paso Electric Company	Note Purchase Agreement
“NMPRC” is defined in Section 5.7.

“Notes” is defined in Section 1.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Operating Property” mean, as of any date, (a) all of the real, personal and mixed property which is an integral part of or is used or to be used as an integral part of the electric generating, transmission and/or distribution operations of the Company, (b) any undivided legal interest of the Company in any such property which is jointly owned by the Company and any other Person or Persons and (c) franchises and permits owned by the Company in connection with the electric generating, transmission and/or distribution operations of the Company, including, without limitation, all of such property which is acquired by the Company after the Closing; provided, however, that Operating Property shall not be deemed to include any Operating Property excepted under a Mortgage Indenture.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Purchaser” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns permitted by this Agreement (so long as any such assignment complies with Section 13.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 13.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.

Schedule B-7

El Paso Electric Company	Note Purchase Agreement
“Rating Decline” means (i) a decrease to less than “investment grade” (currently BBB- and Baa3) in the rating of the Company’s unsecured debt (or its secured debt that is the equivalent of the Notes if they are secured at such time) by either Moody’s or S&P or (ii) a withdrawal of such rating by either Moody’s or S&P; provided, however, that such decrease or withdrawal occurs on, or within 30 days following, the date of public notice of the occurrence of a Change of Control.

“Receivables” has the meaning assigned to such term in the definition of “Receivables Program.”

“Receivables Program” means, collectively, (a) the sale of, or transfer of interests in, account receivables and related contract rights (“Receivables”) of the Company to Finsub and (b) the transfer of such Receivables by Finsub to a special purpose trust or corporation which is not an Affiliate of the Company or Finsub; provided, that all terms and conditions of, and all documentation relating to, the Receivables Program shall be (i) in form and substance customary to a comparable Receivables Program and (ii) non-recourse to the Company other than pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Receivables Program.

“Receivables Program Documents” means all agreements, in form and substance customary to a Receivables Program, that may from time to time be entered into by the Company or a Subsidiary in connection with any Receivables Program, as such agreements may be amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof and hereof.

“Receivables Subsidiary” means a wholly-owned Domestic Subsidiary of the Company formed solely for the purpose of engaging in a Receivables Program and which acts as a purchaser of Receivables under a Receivables Program.

“Required Holders” means, at any time, the holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“SEC” means the Securities and Exchange Commission of the United States, or any successor thereto.

“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

Schedule B-8

El Paso Electric Company	Note Purchase Agreement
“S&P” means Standard & Poor’s Ratings Group, and its successors.

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Stockholders’ Equity” means, as at any date of determination, the stockholders’ equity at such date of the Company, as determined in accordance with GAAP.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Guarantor” means each Subsidiary that has executed and delivered a Subsidiary Guaranty.

“Subsidiary Guaranty” is defined in Section 9.7(a).

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“this Agreement” or “the Agreement” is defined in Section 17.3.

“Total Consolidated Capital” means as at any date of determination, the sum of Total Consolidated Debt on such date and Stockholders’ Equity at such date.

“Total Consolidated Debt” means, as of any date of determination, all Indebtedness (other than (a) Indebtedness of the type referred to in clause (i) of the definition of the term “Indebtedness”, (b) Indebtedness of the type referred to in clause (j) of the definition of the term “Indebtedness”, except to the extent of unreimbursed drawings thereunder, and (c) Indebtedness of the type referred to in clause (k) of the definition of the term “Indebtedness”) of Company at such date.

“United States Person” has the meaning set forth in Section 7701(a)(30) of the Code.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

Schedule B-9

El Paso Electric Company	Note Purchase Agreement
“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

“Voting Stock” means stock having the voting power for the election of directors, trustees, general partners or managers, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

Schedule B-10

El Paso Electric Company	Note Purchase Agreement
EXHIBIT 1

FORM OF NOTE

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY OTHER STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THIS SECURITY MAY ONLY BE TRANSFERRED TO AN “INSTITUTIONAL ACCREDITED INVESTOR” IN ACCORDANCE WITH THE TERMS OF THE NOTE PURCHASE AGREEMENT DATED AS OF JUNE 28, 2018.

EL PASO ELECTRIC COMPANY

4.22% Senior Note Due August 15, 2028

No. [_____]	[Date]
$[_______]	PPN[______________]

FOR VALUE RECEIVED, the undersigned, the El Paso Electric Company (the “Company”), promises to pay to [         ], or registered assigns, the principal sum of $[              ] on August 15, 2028, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 4.22% per annum from the date hereof, payable semiannually, on February 15 and August 15 in each year, commencing with the February 15 or August 15 next succeeding the date hereof (provided, that the first interest payment shall be made on February 15, 2019), until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, at a rate per annum from time to time equal to the greater of (i) 6.22% or (ii) 2% over the rate of interest publicly announced by JPMorgan Chase Bank, National Association from time to time in New York, New York as its “base” or “prime” rate, on any overdue payment of interest and, during the continuance of an Event of Default, on the unpaid balance hereof and on any overdue payment of any Make-Whole Amount, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), but in each case in no event in excess of the maximum nonusurious rate of interest permitted under applicable law.

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of The Bank of New York Mellon in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

Exhibit 1-1

El Paso Electric Company	Note Purchase Agreement
This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement dated as of June 28, 2018 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) to have made the representation set forth in Section 6 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the state of New York excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

EL PASO ELECTRIC COMPANY

By:
Name:
Title:

Exhibit 1-2

EXHIBIT 4.4(a)

FORM OF OPINION OF COUNSEL
FOR THE COMPANY

001468.0118

June 28, 2018

To the Purchasers listed on
Schedule A to the
Agreement referred to below

El Paso Electric Company
4.22% Senior Notes due 2028
Ladies and Gentlemen:

This letter is being furnished to you pursuant to Section 4.4(a) of the Note Purchase Agreement dated as of June 28, 2018 (the “Agreement”) among El Paso Electric Company, a Texas corporation (the “Company”), and you, relating to the issuance and sale by the Company to you of $125,000,000 aggregate principal amount of the Company’s 4.22% Senior Notes due August 15, 2028 (the “Notes”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

In connection with the offer and sale of the Notes to you, we have reviewed originals or copies of the following:

(i)	the Agreement;

(ii)	the Notes;

(iii)
documents relating to the Company delivered by the Company, including the Amended and Restated Articles of Incorporation of the Company and the Amended and Restated Bylaws of the Company, each as amended to date;

(iv)	corporate records of the Company, including minute books, as furnished to us by the Company;

(v)	certificates of public officials and officers or other representatives of the Company; and

(vi)	statutes and such other instruments and documents as we have deemed necessary or advisable for purposes of the opinions hereinafter expressed.

Exhibit 4.4(a)-1

In giving the opinions set forth below, we have relied, to the extent we deemed appropriate, without independent investigation or verification, upon the certificates, statements or other representations of officers or other representatives of the Company and of governmental and public officials with respect to the accuracy and completeness of the factual matters contained in or covered by such certificates, statements or representations. In making our examination, we have assumed that all signatures on documents examined by us are genuine, all documents submitted to us as originals are authentic and complete, and all documents submitted to us as copies are true and correct copies of the originals of such documents.

Further, in rendering the opinions expressed below, we have assumed with your permission and without independent verification or inquiry that each of the documents listed above executed by parties other than the Company have been duly authorized, executed and delivered by, and constitute the valid and legally binding obligation of such party thereto, enforceable against each such party in accordance with its terms and that all such other parties are duly organized and validly existing and have the requisite power and authority to execute and deliver such documents and to perform their obligations thereunder. Moreover, in rendering the opinions expressed below, we have assumed with your permission and without independent verification or inquiry that no laws, rules or regulations, and no judicial, administrative or other action of any governmental authority, not expressly opined to herein would adversely affect the opinions set forth herein.

On the basis of the foregoing, and subject to the exceptions, limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.            The Company has the corporate power and authority to issue the Notes, to enter into the Agreement and to perform its obligations thereunder.

2.            The Agreement has been duly authorized by all necessary corporate action on the part of the Company, has been duly executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforcement, to (a) applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer or conveyance, moratorium, conservatorship and similar laws affecting creditors’ rights and remedies generally, (b) general principles of equity (whether considered in a proceeding in equity or at law), including, without limitation, the possible unavailability of specific performance, injunctive relief or any other equitable remedy, and (c) principles of materiality and reasonableness and implied covenants of good faith and fair dealing.

3.            The Notes have been duly authorized by all necessary corporate action on the part of the Company and have been duly executed and delivered by the Company and, when authenticated in accordance with the terms of the Agreement and delivered to and paid for by the Purchasers in accordance with the terms of the Agreement, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforcement, to (a) applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer or conveyance, moratorium, conservatorship and similar laws affecting creditors’ rights and remedies generally, (b) general principles of equity (whether considered in a proceeding in equity or at law), including, without limitation, the possible unavailability of specific performance, injunctive relief or any other equitable remedy, and (c) principles of materiality and reasonableness and implied covenants of good faith and fair dealing.

Exhibit 4.4(a)-2

4.            The issuance and sale of the Notes to the Purchasers pursuant to the Agreement do not, and the execution and delivery of the Notes and the Agreement by the Company and the performance by the Company of its obligations under the Notes and the Agreement (collectively, the “Documents”) on the date hereof will not, (i) contravene any provision of the Amended and Restated Articles of Incorporation or Amended and Restated Bylaws of the Company, each as amended to date, or (ii) contravene any provision of Applicable Law (except for such contraventions that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect).  “Applicable Law” means the laws of the State of Texas, the laws of the State of New York and the federal laws of the United States of America that in our experience is normally applicable to general business corporations in relation to transactions of the type contemplated by the Documents, provided that we express no opinion as to federal or state securities (except as set forth in paragraph 7 below) or Blue Sky laws, antifraud laws, the rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the Public Utility Holding Company Act of 2005, as amended (“PUHCA”), or any related laws, rules or regulations or the Federal Power Act or any other laws, rules or regulations promulgated by or within the enforcement authority of the Federal Energy Regulatory Commission (“FERC”) or the Nuclear Regulatory Commission (“NRC”).

5.            The Company is not, and after giving effect to the issuance and sale of the Notes and the application of the net proceeds thereof as contemplated by the Agreement, will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

6.            No consent, approval, authorization or order of, or qualification with, any United States federal, or any Texas or New York state court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality is required under Applicable Law for the execution and delivery of the Agreement by the Company, the issuance and sale of the Notes to the Purchasers pursuant to the Agreement or for the performance by the Company of its obligations under the Documents on the date hereof, except such as (i) may be required by FINRA or the securities or Blue Sky laws of the various states in connection with the offer and sale of the Notes, the PUHCA, the Federal Power Act or any other laws, rules or regulations promulgated by or within the enforcement authority of the FERC or the NRC, as to which we express no opinion (except as set forth in paragraph 7 below), or (ii) have already been obtained or made; provided, however, that the Public Utility Commission of Texas (“PUCT”) rules require that each electric utility subject to reporting requirements of the SEC file three copies of each required report (including Form 10-Ks, Form 10-Qs, Form 8-Ks, annual reports and registration statements) with the PUCT no later than fifteen days from the initial filing date with the SEC.

7.            No registration under the Securities Act of 1933, as amended, of the Notes is required in connection with the offer, sale and delivery of the Notes to the Purchasers as contemplated by the Agreement, and no indenture is required to be qualified under the Trust Indenture Act of 1939, as amended, in each case assuming the accuracy of, and compliance with, the representations, warranties and covenants of the Company and the Purchasers in the Agreement, it being understood that no opinion is expressed as to any subsequent offer or resale of the Notes.

Exhibit 4.4(a)-3

8.            The borrowings under the Agreement and the application of the net proceeds thereof as contemplated by the Agreement do not violate Regulation U or X of the Board of Governors of the Federal Reserve System as in effect on the date hereof, assuming that the Company complies with the provisions of the Agreement relating to the use of net proceeds and based upon the representations and warranties in Section 5.14 of the Agreement.

The opinions set forth above are limited in all respects to matters of Applicable Law, in each case as published and in effect on the date hereof, and we express no opinion as to the law of any other jurisdiction, the PUHCA or any related laws, rules or regulations or the Federal Power Act or any other laws, rules or regulations promulgated by or within the enforcement authority of the FERC or the NRC or any other law, rule or regulation that is applicable to the Company, the Documents or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

This letter is being furnished only to you, the Purchasers, solely for your benefit, exclusively for use in connection with the transactions contemplated under the Agreement, and is not to be used, quoted, relied upon or otherwise referred to by any other person or for any other purposes without our prior written consent, except that our prior written consent is not needed to furnish a copy of this letter (with no right of reliance): (a) in connection with any proceedings relating to the Agreement or the enforcement thereof; (b) to accountants and counsel for the Purchasers; (c) to the National Association of Insurance Commissioners or bank or other governmental regulatory examiners; (d) to any rating agency rating any Purchaser; (e) pursuant to judicial process or government order or requirement; and (f) to prospective permitted assignees of any Purchaser under the Agreement. This letter may be provided, without our prior consent (with right of reliance) to the transferees of Notes that are Institutional Accredited Investors (the “Transferees”), in each case on the condition and understanding that (i) this letter speaks only as of the date hereof, (ii) we have no responsibility or obligation to update this letter to consider its applicability or correctness to such Transferee, (iii) in no event shall any Transferee have any greater rights with respect hereto than the original addressees of this letter on the date hereof nor, in the case of any Transferee that becomes a Transferee by assignment, any greater rights than its assignor, (iv) in furtherance and not in limitation of the foregoing, our consent to such reliance shall in no event constitute a reissuance of the opinions expressed herein or otherwise extend any statute of limitations period applicable hereto on the date hereof, and (v) any such reliance by any such Transferee also must be actual and reasonable under the circumstances existing at the time of its becoming a Transferee, including any changes in law or facts, or any other developments or events known to or reasonably knowable by such Transferee at such time.

This letter speaks as of the date hereof, and we undertake no, and hereby disclaim any, obligation or responsibility to update or supplement this letter in response to changes in law or facts or the occurrence of developments or events after the date hereof affecting any transaction contemplated by the Agreement, or any opinion expressed herein.

Very truly yours,

Exhibit 4.4(a)-4

EXHIBIT 4.4(b)

FORM OF OPINION OF INTERNAL COUNSEL
FOR THE COMPANY

To the Purchasers listed on
Schedule A to the
Agreement referred to below

Ladies and Gentlemen:

I have acted as General Counsel for El Paso Electric Company, a Texas corporation (the “Company”), in connection with the Note Purchase Agreement dated as of June 28, 2018 (the “Agreement”) among the Company and you, under which you have severally agreed to purchase from the Company $125,000,000 aggregate principal amount of the Company’s 4.22% Senior Notes due August 15, 2028 (the “Notes”).  I am issuing this opinion pursuant to Section 4.4(b) of the Agreement.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

In connection with rendering the opinions expressed herein, I (or attorneys under my supervision) have reviewed (1) the Agreement, (2) the Notes, (3) the September 1, 2017 application filed by the Company with the Federal Energy Regulatory Commission (“FERC”) in Docket No. ES17-54-000, for authorization under Section 204 of the Federal Power Act, as amended (the “FPA”), to issue long-term debt (the “204 Application”), (4) FERC’s delegated letter order dated October 31, 2017 in El Paso Electric Co., 161 FERC ¶ 62,062 (2017) (the “204 Order”), (5) the September 5, 2017 application filed by the Company with the New Mexico Public Regulation Commission (“NMPRC”) in Case No. 17-00217-UT, for authorization to issue long-term debt by the Company, (6) NMPRC’s Recommended Decision dated September 26, 2017 in Case No. 17-00217-UT, and (7) NMPRC’s Final Order Adopting Recommended Decision dated October 4, 2017 in Case No. 17-00217-UT authorizing the issuance and sale of the Notes by the Company pursuant to the Agreement (the “2017 NMPRC Final Order”).  In addition, I (or attorneys under my supervision) have reviewed such other records, agreements, instruments, certificates of public officials and other documents, and have made such other investigations, as I have deemed necessary for the purpose of this opinion letter.

Exhibit 4.4(b)-1

I have (i) relied as to factual matters on the representations and warranties contained in the Agreement, and (ii) assumed (A) the authenticity of all documents submitted to me as originals, (B) the genuineness of signatures or original documents, and the conformity to the originals of all copies submitted to me as photocopies or conformed copies, (C) the due authorization, execution and delivery of the Agreement by each of the parties executing such documents (other than the Company), (D) that the Agreement constitutes a valid and binding agreement of the parties thereto (other than the Company), and (E) the accuracy and completeness of the public records of the regulatory agencies, boards and commissions on which I have relied.

I have assumed that all applicable laws and regulations have been duly enacted and validly promulgated, that all regulatory agencies, boards and commissions have been duly constituted, that all public officials and all members of said agencies, boards and commissions have been duly appointed and are lawfully holding the positions to which they have been elected or appointed, and that any actions taken by them under delegated authority are undertaken pursuant to properly delegated authority.

Based upon the foregoing, and subject to the qualifications set forth below, it is my opinion that:

1.
The Company is validly existing as a corporation subsisting under the laws of the State of Texas and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification (except where the failure to so qualify would not have a Material Adverse Effect, as that term is defined in the Agreement).

2.
The execution and delivery by the Company of, and the performance by the Company of its obligations under, the Agreement and the Notes will not contravene (i) any provision of any statute, rule, regulation, order, judgment or decree of the State of New Mexico, or any federal law of the United States of America (except with respect to federal, state or foreign securities laws as to which I express no opinion) or (ii) any provision of the New Mexico Public Utility Act (the “NMPUA”) or the related rules, regulations, published interpretations and orders issued thereunder.

3.
(a) The execution, delivery and performance by the Company of the Agreement and (b) the incurrence of indebtedness pursuant to the Agreement do not (i) violate, conflict with, constitute or result in a breach of any of the terms or provisions of, or a default under (or an event that with notice or the lapse of time, or both, would constitute a default), (ii) result in the imposition of a lien or encumbrance on any assets or properties of the Company pursuant to, or (iii) give rise to any right to accelerate or require the prepayment or repurchase or redemption of any obligation under (A) any indenture, contract, instrument or agreement known to me, or (B) any judgment, order or decree of any court or governmental agency or authority that has jurisdiction over the Company or its assets or properties.

Exhibit 4.4(b)-2

4.
There are no pending or, to my knowledge, threatened actions or proceedings against or affecting the Company or any property of the Company before any court, governmental agency or arbitrator which (a) purport to affect the legality, validity or enforceability of the Agreement or the Notes and (b) individually or in the aggregate, if adversely determined, could be reasonably expected to have a Material Adverse Effect.

5.
No consent, approval, authorization, or order of, or qualification with, any governmental body or agency under the laws of the State of New Mexico, any federal law of the United States of America, or to the best of my knowledge, any other state or jurisdiction of the United States, that in my experience is normally applicable to general business corporations of the same type as the Company in relation to transactions of the type contemplated by the Agreement, is required for the issuance of the Notes or the execution, delivery and performance by the Company of its obligations under the Agreement, except such as may be required (i) under federal, state or foreign securities or Blue Sky laws as to which I express no opinion, (ii) by the FERC as described in paragraph 6 below, or (iii) by the NMPRC as described in paragraph 9 below.

6.
No authorization, consent, approval, or filing or registration with any governmental agency or body, including the FERC, the FPA and the Public Utility Holding Company Act of 2005, and the rules and regulations under each, each as in effect on the date hereof is necessary for the Company to issue the Notes, except for (i) the authorization that has been duly obtained from FERC in the 204 Order, and (ii) the filing with FERC of a Report of Securities Issued no later than 30 days after the sale or placement of the Notes.

7.
The execution, delivery and performance by the Company of the Agreement and the Notes, in accordance with their respective terms will not result in a violation of the FPA or the related rules, regulations, published interpretations and orders issued thereunder, in each case as presently implemented or interpreted.

8.	As of the date hereof, the 204 Order is still in effect.

9.
The NMPRC has issued the 2017 NMPRC Final Order, such order is in full force and effect, is not subject to rehearing or appeal by any party other than the Company, and is sufficient to authorize the issuance and sale of the Notes and the transactions contemplated by the Agreement; and no other action, consent or approval of, registration or prior filing with or any other action by any governmental authority pursuant to the NMPUA or pursuant to other statutes of the State of New Mexico applicable to the Company as a result of the fact that it is an electric public utility, is or will be required of the Company in connection with the Notes, except (A) those that (i) have been made or obtained, (ii) are in full force and effect and (iii) have not been withdrawn and (B) the filing with the NMPRC of a verified report of the transaction no later than 90 days after the sale or placement of the Notes.

Exhibit 4.4(b)-3

10.
To my knowledge, no stop order, restraining order or denial of an application for approval has been issued and no investigation, proceeding or litigation has been commenced or threatened before any governmental or regulatory authority or court of the State of New Mexico with respect to the Notes.

I am a member of the Bar of the State of Texas and the State of New Mexico and the foregoing opinion is limited to the laws of the State of Texas and the State of New Mexico and the federal laws of the United States of America, except that I express no opinion as to any law, rule or regulation that is applicable to the Company, the Agreement or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any party to the Agreement or any of its affiliates due to the specific assets or business of such party or such affiliate, except as set forth with respect to the FERC and the NMPUA, and the FPA in paragraphs 6 and 7 above.  The foregoing opinion is based upon existing laws and regulations as of the date hereof, and I undertake no obligation to advise you of changes that may be brought to my attention after the date hereof.

This opinion letter is being furnished only to you, the Purchasers, solely for your benefit, exclusively for use in connection with the transactions contemplated under the Agreement, and is not to be used, quoted, relied upon or otherwise referred to by any other person or for any other purposes without my prior written consent, except that my prior written consent is not needed to furnish a copy of this opinion letter (with no right of reliance): (a) in connection with any proceedings relating to the Agreement or the enforcement thereof; (b) to accountants and counsel for the Purchasers; (c) to the National Association of Insurance Commissioners or bank or other governmental regulatory examiners; (d) to any rating agency rating any Purchaser; (e) pursuant to judicial process or government order or requirement; and (f) to prospective permitted assignees of any Purchaser under the Agreement. This opinion letter may be provided, without my prior consent (with right of reliance) to the transferees of Notes that are Institutional Accredited Investors (collectively, the “Transferees”), in each case on the condition and understanding that (i) this opinion letter speaks only as of the date hereof, (ii) I have no responsibility or obligation to update this opinion letter to consider its applicability or correctness to such Transferee, (iii) in no event shall any Transferee have any greater rights with respect hereto than the original addressees of this letter on the date hereof nor, in the case of any Transferee that becomes a Transferee by assignment, any greater rights than its assignor, (iv) in furtherance and not in limitation of the foregoing, my consent to such reliance shall in no event constitute a reissuance of the opinions expressed herein or otherwise extend any statute of limitations period applicable hereto on the date hereof, and (v) any such reliance by any such Transferee also must be actual and reasonable under the circumstances existing at the time of its becoming a Transferee, including any changes in law or facts, or any other developments or events known to or reasonably knowable by such Transferee at such time.

Very truly yours,

Exhibit 4.4(b)-4

EXHIBIT 4.4(c)

FORM OF OPINION OF SPECIAL ARIZONA REGULATORY COUNSEL
FOR THE COMPANY

June 28, 2018

To the Purchasers listed on
Schedules A to the Note Purchase
Agreements referred to below

Re:	El Paso Electric Company: 2018 Note Purchase Agreements (Arizona Public Utility Act Opinion)

Ladies and Gentlemen:

We have acted as special regulatory counsel in the State of Arizona (the “State”) to El Paso Electric Company, a Texas corporation (the “Company”), on matters relating to the Arizona Public Utility Act, 40 A.R.S. §§ 201 et seq. (the “Act”) in connection with (a) that certain Note Purchase Agreement, dated as of June 28, 2018, by and among the Company and the Purchasers listed on Schedule A thereto (the “Senior Note Purchase Agreement”), with respect to $125,000,000 in 4.22% Senior Notes due August 15, 2028 (the “Company Notes”), and (b) that certain Notice Purchase Agreement, dated as of June 28, 2018, by and among the Company, Rio Grande Resources Trust II (the “Issuer”) and the Purchasers listed on Schedule A thereto (the “Senior Guaranteed Note Purchase Agreement”; together with the Senior Note Purchase Agreement, the “Note Purchase Agreements”), with respect to $65,000,000 in 4.07% Senior Guaranteed Notes due August 15, 2025 (the “Issuer Notes”; together with the Company Notes, the “Notes”). This opinion letter is given pursuant to Section 4.4(c) of the Senior Note Purchase Agreement and pursuant to Section 4.4(c) of the Senior Guaranteed Note Purchase Agreement. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the applicable Note Purchase Agreement. The scope of this opinion letter is limited solely to matters arising under the Act.

A.	Documents and Matters Examined

In connection with this opinion letter, we have examined originals or copies of such documents, records, certificates of public officials, and certificates of officers and representatives of the Company and others, as we have considered necessary to provide a basis for the opinions expressed herein, including the following:

A-1.        the Note Purchase Agreements; and

A-2         the Notes.

As to matters of fact material to the opinions expressed herein, we have relied on (a) information in public authority documents and information provided in certificates of officers/representatives of the Company and others, including, but not limited to, the Officer’s Certificate attached hereto as Exhibit A (the “Certificate”), (and all opinions based thereon are as of the dates of such documents and certificates, not as of the date of this opinion letter), and (b) the representations and warranties of the Company in the Note Purchase Agreements. We have not independently verified the facts so relied on.

Exhibit 4.4(c)-1

B.	Assumptions

We have relied, without investigation, on the following assumptions:

B-1.         Original documents reviewed by us are authentic, copies of original documents reviewed by us conform to the originals and all signatures on executed documents are genuine.

B-2.         All individuals have sufficient legal capacity to perform their functions with respect to the Note Purchase Agreements, the Notes and the transactions contemplated by the Note Purchase Agreements and the Notes (the “Transactions”).

B-3.         The Note Purchase Agreements and the Notes are valid and binding obligations of each party thereto, enforceable against such party in accordance with their terms, and each such party has complied with all legal requirements pertaining to its status relevant to its right to enforce the applicable Note Purchase Agreement(s) and the applicable Note(s) against the other parties thereto.

B-4.         All schedules and exhibits to the Note Purchase Agreements that were not provided to, or reviewed by, us do not materially affect, alter or amend the terms of the Note Purchase Agreements.

B-5.         Each Person executing the Note Purchase Agreements and the Notes that is an entity: (a) is duly organized, validly existing and in good standing under all applicable laws; (b) has all requisite corporate or other entity power to execute and deliver each Note Purchase Agreement and each Note, as applicable, to which it is a party and to consummate the Transactions; (c) has taken all corporate or other entity action necessary to authorize the execution and delivery of each Note Purchase Agreement and each Note, as applicable, to which it is a party and the consummation of the Transactions; and (d) has duly executed and delivered each Note Purchase Agreement and each Note, as applicable, to which it is a party.

B-6.         No consent, approval, authorization or other action by, or filing with, any Governmental Authority is required with respect to (a) the execution and delivery of the Note Purchase Agreements or any Note, (b) the consummation of the Transactions, or (c) the borrowings under the Note Purchase Agreements, by any party other than the Company, except those that have already been made or obtained. However, we disclaim any knowledge of whether any such consents, approvals, authorizations, actions or filings have been taken, made or obtained.

B-7.         Each Note is in the form attached as Exhibit 1 to the applicable Note Purchase Agreement.

Exhibit 4.4(c)-2

C.	Opinions

Based on the foregoing and subject to the qualifications and exclusions stated below, we express the following opinions:

C-1.         The execution and delivery of the Senior Note Purchase Agreement and the Company Notes by the Company, the execution and delivery of the Senior Guaranteed Note Purchase Agreement by the Company and the Issuer, the execution and delivery of the Issuer Notes by the Issuer and the consummation of the Transactions by the Company and the Issuer do not: (a) violate any provision of the Act, or any related rules, regulations and published interpretations issued thereunder, that counsel exercising customary professional judgment would, in our experience, reasonably recognize as typically applicable to agreements similar to the Note Purchase Agreements, securities similar to the Notes and transactions similar to the Transactions; or (b) breach or violate any Order. “Order” means any court order, or any order issued under the Act by a Governmental Authority of the State, that is listed on Schedule 1 to the Certificate, which list was provided by the Company in response to our request for a list of all such orders binding on the Company, the Issuer or their respective properties.

C-2.         No consent, approval, authorization or other action by, or filing with, any Governmental Authority of the State pursuant to the Act, or pursuant to other statutes of the State that (a) counsel exercising customary professional judgment would, in our experience, reasonably recognize as typically applicable to agreements similar to the Note Purchase Agreements, securities similar to the Notes and transactions similar to the Transactions, and (b) apply to the Company as a result of the Company’s status as an electric public utility, is required in connection with the execution and delivery by the Company of the Note Purchase Agreements and the Company Notes and the consummation of the Transactions, except those that have already been obtained and made.

D.	Qualifications; Exclusions

D-1.         The opinions expressed herein are subject to bankruptcy, insolvency and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

D-2.         We express no opinion as to the following matters, or the effect, if any, that they may have on the opinions expressed herein:

(a)          federal securities laws and regulations, state “blue sky” laws and regulations, the Investment Company Act, the Trust Indenture Act, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments;

Exhibit 4.4(c)-3

(b)          federal and state laws and regulations dealing with (i) antitrust and unfair competition; (ii) filing and notice requirements, other than requirements applicable to charter-related documents such as a certificate of merger, and except to the extent as may be expressly noted to the contrary in this opinion letter as to specific notices or filings; (iii) environmental matters; (iv) land use and subdivisions; (v) tax; (vi) patents, copyrights, trademarks and intellectual property; (vii) governmental procurement; (viii) racketeering; (ix) health and safety; (x) labor and employment; (xi) national and local emergencies; (xii) requirements and provisions of the USA Patriot Act or Foreign Corrupt Practices Act, terrorism, foreign assets control, and foreign investment review or approval; (xiii) possible judicial deference to acts of sovereign states; (xiv) criminal and civil forfeiture; (xv) statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud, wire fraud and money laundering statutes); (xvi) privacy; and (xvii) regulation of lenders or opinion recipients, or the conduct of their business, and that may relate to the Note Purchase Agreements or the Transactions;

(c)          Federal Reserve Board margin regulations;

(d)          compliance with fiduciary duty requirements;

(e)          the statutes and ordinances, the administrative decisions, and the rules and regulations of counties, cities, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level), and judicial decisions to the extent that they deal with any such statutes, ordinances, administrative decisions, rules or regulations;

(f)           fraudulent transfer and fraudulent conveyance laws;

(g)          pension and employee benefit laws and regulations;

(h)          the Company’s title to or the condition of title of any property;

(i)          the characterization of the Transactions; and

(j)          the creation, attachment, perfection, priority or enforcement of liens or encumbrances.

D-3.        We express no opinion as to the enforceability of any provision in either of the Note Purchase Agreements or any Note.

For purposes of expressing the opinions herein, (a) we have examined only the Act, and (b) our opinions are limited to the Act. We have not reviewed, nor are our opinions in any way predicated on an examination of, any other laws (including, but not limited to, any federal or other State laws), and we expressly disclaim responsibility for advising any Person as to the effect, if any, that any such other laws may have on the opinions set forth herein. Furthermore, we express no opinion as to matters that may be affected by any pending or proposed federal, State or other legislation, even if such legislation, if subsequently enacted, could affect the opinions expressed herein.

The opinions expressed herein (a) are limited to matters expressly stated herein, and no other opinions may be implied or inferred, including that we have performed any actions in order to provide the legal opinions and statements contained herein, other than as expressly set forth herein, and (b) are as of the date hereof (except as otherwise noted above). We disclaim any undertaking or obligation to update these opinions for events and circumstances occurring after the date hereof (including changes in law or facts, or as to facts relating to prior events that are subsequently brought to our attention), or to consider their applicability or correctness as to Persons other than the addressees.

Exhibit 4.4(c)-4

This opinion letter is being furnished only to the Purchasers and is solely for their benefit, exclusively for use in connection with the Transactions, and may not be used, quoted, relied upon or otherwise referred to by any other Person or for any other purposes without our prior written consent, except that our prior written consent is not needed to furnish a copy of this opinion letter (with no right of reliance): (a) in connection with any proceedings relating to the Note Purchase Agreements or the enforcement thereof; (b) to accountants and counsel for the Purchasers; (c) to the National Association of Insurance Commissioners or bank or other governmental regulatory examiners; (d) to any rating agency rating any Purchaser; (e) pursuant to judicial process or government order or requirement; and (f) to prospective permitted assignees of any Purchaser under the Note Purchase Agreements. This opinion letter may be provided, without our prior consent (with right of reliance), to permitted assignees of any Purchaser under the Note Purchase Agreements that are Accredited Institutional Investors, on the condition and understanding that: (i) any such reliance must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other development known to or reasonably knowable by such assignee at such time; (ii) such reliance shall not constitute a reissuance of the opinions expressed herein or otherwise extend any limitations applicable hereto on the date hereof; and (iii) in no event shall any permitted assignee have any greater rights with respect hereto than either the original addressees of this opinion letter on the date hereof or than its assignor.

Very truly yours,

PERKINS COIE LLP

Exhibit 4.4(c)-5

EXHIBIT 4.4(d)

FORM OF OPINION OF SPECIAL REGULATORY COUNSEL
FOR THE COMPANY

June 28, 2018

To the Purchasers listed on
Schedules A to the Note Purchase
Agreements referred to below

Re:	El Paso Electric Company: 2018 Note Purchase Agreements (Nuclear Waste Act and Atomic Energy Act Opinion)

Ladies and Gentlemen:

We have acted as special regulatory counsel to El Paso Electric Company, a Texas corporation (the “Company”), on matters relating to (i) the Nuclear Waste Policy Act of 1982, 42 U.S.C. §§ 10101 et seq. and the Nuclear Waste Policy Amendments Act of 1987, 42 U.S.C. §§ 10172, 10172a et seq. (collectively, the “Nuclear Waste Act”), and (ii) the Atomic Energy Act of 1954, 42 U.S.C. §§ 2201, et seq. (the “Atomic Energy Act”), in connection with (a) that certain Note Purchase Agreement, dated as of June 28, 2018, by and among the Company and the Purchasers listed on Schedule A thereto (the “Senior Note Purchase Agreement”), with respect to $125,000,000 in 4.22% Senior Notes due August 15, 2028 (the “Company Notes”), and (b) that certain Notice Purchase Agreement, dated as of June 28, 2018, by and among the Company, Rio Grande Resources Trust II (the “Issuer”) and the Purchasers listed on Schedule A thereto (the “Senior Guaranteed Note Purchase Agreement”; together with the Senior Note Purchase Agreement, the “Note Purchase Agreements”), with respect to $65,000,000 in 4.07% Senior Guaranteed Notes due August 15, 2025 (the “Issuer Notes”; together with the Company Notes, the “Notes”). This opinion letter is given pursuant to Section 4.4(d) of the Senior Note Purchase Agreement and pursuant to Section 4.4(d) of the Senior Guaranteed Note Purchase Agreement. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the applicable Note Purchase Agreement. The scope of this opinion letter is limited solely to matters arising under the Nuclear Waste Act and the Atomic Energy Act.

A.           DOCUMENTS AND MATTERS EXAMINED

In connection with this opinion letter, we have examined originals or copies of such documents, records, certificates of public officials, and certificates of officers and representatives of the Company and others, as we have considered necessary to provide a basis for the opinions expressed herein, including the following:

A-1	the Note Purchase Agreements;

Exhibit 4.4(d)-1

A-2	the Notes; and

A-3
the Renewed Facility Operating License Nos. NPF-41, NPF-51, and NPF-74 issued by the Nuclear Regulatory Commission (“NRC”) on April 21, 2011, for Palo Verde Nuclear Generating Station Units 1, 2 and 3, respectively, and amendments thereto.

The documents listed in A-3 are collectively referred to herein as the “Licenses.”

As to matters of fact material to the opinions expressed herein, we have relied on (a) information in public authority documents and information provided in certificates of officers/representatives of the Company and others (and all opinions based thereon are as of the dates of such documents and certificates, not as of the date of this opinion letter), and (b) the representations and warranties of the Company in the Note Purchase Agreements. We have not independently verified the facts so relied on.

B.          Assumptions

We have relied, without investigation, on the following assumptions:

B-1          Original documents reviewed by us are authentic, copies of original documents reviewed by us conform to the originals and all signatures on executed documents are genuine.

B-2          All individuals have sufficient legal capacity to perform their functions with respect to the Note Purchase Agreements, the Notes and the transactions contemplated by the Note Purchase Agreements and the Notes (the “Transactions”).

B-3          The Note Purchase Agreements and the Notes are valid and binding obligations of each party thereto, enforceable against such party in accordance with their terms, and each such party has complied with all legal requirements pertaining to its status relevant to its right to enforce the applicable Note Purchase Agreement(s) and the applicable Note(s) against the other parties thereto.

B-4          All schedules and exhibits to the Note Purchase Agreements that were not provided to, or reviewed by, us do not materially affect, alter or amend the terms of the Note Purchase Agreements.

B-5          Each Person executing the Note Purchase Agreements and the Notes that is an entity: (a) is duly organized, validly existing and in good standing under all applicable laws; (b) has all requisite corporate or other entity power to execute and deliver each Note Purchase Agreement and each Note, as applicable, to which it is a party and to consummate the Transactions; (c) has taken all corporate or other entity action necessary to authorize the execution and delivery of each Note Purchase Agreement and each Note, as applicable, to which it is a party and the consummation of the Transactions; and (d) has duly executed and delivered each Note Purchase Agreement and each Note, as applicable, to which it is a party.

Exhibit 4.4(d)-2

B-6          No consent, approval, authorization or other action by, or filing with, any Governmental Authority is required with respect to (a) the execution and delivery of the Note Purchase Agreements or any Note, (b) the consummation of the Transactions, or (c) the borrowings under the Note Purchase Agreements, by any party other than the Company, except those that have already been made or obtained. However, we disclaim any knowledge of whether any such consents, approvals, authorizations, actions or filings have been taken, made or obtained.

B-7          Each Note is in the form attached as Exhibit 1 to the applicable Note Purchase Agreement.

B-8          The Licenses and all agreements (other than the Note Purchase Agreements and the Notes) and court orders will be enforced as written.

B-9          The Company and the Issuer will not in the future take any discretionary action (including a decision not to act) permitted under the Note Purchase Agreements that would result in the violation of any of the Licenses or any law or that would constitute a breach or default under any other agreement or court order.

B-10        The Company and the Issuer will obtain all permits and governmental approvals required in the future, will comply with the terms of the Licenses, and will take all actions similarly required, relevant to subsequent consummation of the Transactions or performance of the Note Purchase Agreements.

B-11        All parties to the Transactions will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Note Purchase Agreements.

B-12        The Company and the Issuer (a) do not receive, possess, handle, store, use, or transfer any source material, byproducts material or special nuclear materials, as those terms are defined in the Atomic Energy Act, and (b) do not receive, possess, handle, store, use, or transfer any spent nuclear fuel or high-level radioactive waste, as those terms are defined in the Nuclear Waste Act.

C.           Opinions

Based on the foregoing and subject to the qualifications and exclusions stated below, we express the following opinions:

C-1          Except for the general NRC consents contained in 10 C.F.R. § 50.81(a) (2018) and 10 C.F.R. § 72.52(b) (2018), no consent, approval, authorization or other action by, or filing with, the NRC is required in connection with: (i) the execution and delivery of the Senior Note Purchase Agreement and the Company Notes by the Company, the execution and delivery of the Senior Guaranteed Note Purchase Agreement by the Company and the Issuer, the execution and delivery of the Issuer Notes by the Issuer and the consummation of the Transactions by the Company and the Issuer; (ii) the utilization by the Purchasers of the NRC “consent” contained in 10 C.F.R. § 50.81(a) (2018) “to the creation of any mortgage, pledge, or other lien upon any production or utilization facility not owned by the United States which is the subject of a license or upon any leasehold or other interest in such facility”; and (iii) the utilization by the Purchasers of the NRC “consent” contained in 10 C.F.R. § 72.52(b) (2018) “to the creation of any mortgage, pledge, or other lien on special nuclear material contained in spent fuel not owned by the United States that is the subject of a license or on any interest in special nuclear material in spent fuel”; provided, however, that the rights of such Purchasers may be exercised only in compliance with, and subject to, the Atomic Energy Act and applicable NRC regulations, including but not limited to 10 C.F.R. § 50.38 (2018), 10 C.F.R. § 50.81 (2018) and 10 C.F.R. § 72.52 (2018).

Exhibit 4.4(d)-3

C-2          Neither the Transactions nor the participation by the Purchasers in the Transactions pursuant to the Atomic Energy Act and applicable NRC regulations violate the Atomic Energy Act or the related rules, regulations and orders issued thereunder that counsel exercising customary professional judgment would, in our experience, reasonably recognize as typically applicable to agreements similar to the Note Purchase Agreements, securities similar to the Notes and transactions similar to the Transactions; provided, however, that the rights of the Purchasers may be exercised only in compliance with, and subject to, the Atomic Energy Act and applicable NRC regulations, including, but not limited to, 10 C.F.R. § 50.38 (2018) and 10 C.F.R. § 50.81 (2018).

C-3          Neither the Transactions nor the participation by the Purchasers in the Transactions pursuant to the Nuclear Waste Act and applicable NRC regulations violate the Nuclear Waste Act or the related rules, regulations and orders issued thereunder that counsel exercising customary professional judgment would, in our experience, reasonably recognize as typically applicable to agreements similar to the Note Purchase Agreements, securities similar to the Notes and transactions similar to the Transactions; provided, however, that the rights of the Purchasers may be exercised only in compliance with, and subject to, the Nuclear Waste Act and applicable NRC regulations, including, but not limited to, 10 C.F.R. § 50.38 (2018) and 10 C.F.R. § 72.52 (2018).

D.           Qualifications; Exclusions

D-1          The opinions expressed herein are subject to bankruptcy, insolvency and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

D-2          We express no opinion as to the following matters, or the effect, if any, that they may have on the opinions expressed herein:

(a)          federal securities laws and regulations, state “blue sky” laws and regulations, the Investment Company Act, the Trust Indenture Act, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments;

Exhibit 4.4(d)-4

(b)          federal and state laws and regulations dealing with (i) antitrust and unfair competition; (ii) filing and notice requirements, other than requirements applicable to charter-related documents such as a certificate of merger, and except to the extent as may be expressly noted to the contrary in this opinion letter as to specific notices or filings; (iii) environmental matters; (iv) land use and subdivisions; (v) tax; (vi) patents, copyrights, trademarks and intellectual property; (vii) governmental procurement; (viii) racketeering; (ix) health and safety; (x) labor and employment; (xi) national and local emergencies; (xii) requirements and provisions of the USA Patriot Act or Foreign Corrupt Practices Act, terrorism, foreign assets control, and foreign investment review or approval; (xiii) possible judicial deference to acts of sovereign states; (xiv) criminal and civil forfeiture; (xv) statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud, wire fraud and money laundering statutes); (xvi) privacy; and (xvii) regulation of lenders or opinion recipients, or the conduct of their business, and that may relate to the Note Purchase Agreements or the Transactions;

(c)          Federal Reserve Board margin regulations;

(d)          compliance with fiduciary duty requirements;

(e)          the statutes and ordinances, the administrative decisions, and the rules and regulations of counties, cities, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level), and judicial decisions to the extent that they deal with any such statutes, ordinances, administrative decisions, rules or regulations;

(f)          fraudulent transfer and fraudulent conveyance laws;

(g)          pension and employee benefit laws and regulations;

(h)          the Company’s title to or the condition of title of any property;

(i)          the characterization of the Transactions; and

(j)          the creation, attachment, perfection, priority or enforcement of liens or encumbrances.

D-3          We express no opinion as to the enforceability of any provision in either of the Note Purchase Agreements or any Note.

D-4          10 C.F.R. § 50.38 (2018) provides that “[a]ny person who is a citizen, national, or agent of a foreign country, or any corporation, or other entity which the Commission knows or has reason to believe is owned, controlled, or dominated by an alien, a foreign corporation, or a foreign government, shall be ineligible to apply for and obtain a license” for any production or utilization facility. Accordingly, we express no opinion with respect to the ability of any such Person to obtain or acquire any mortgage, pledge, lien or other interest in any such production or utilization facility, or in any special nuclear material in spent fuel.

For purposes of expressing the opinions herein, (a) we have examined only the Nuclear Waste Act and the Atomic Energy Act, and (b) our opinions are limited to such laws. We have not reviewed, nor are our opinions in any way predicated on an examination of, any other laws (including, but not limited to, any state or other federal laws), and we expressly disclaim responsibility for advising any Person as to the effect, if any, that any such other laws may have on the opinions set forth herein. Furthermore, we express no opinion as to matters that may be affected by any pending or proposed federal, state or other legislation, even if such legislation, if subsequently enacted, could affect the opinions expressed herein.

Exhibit 4.4(d)-5

The opinions expressed herein (a) are limited to matters expressly stated herein, and no other opinions may be implied or inferred, including that we have performed any actions in order to provide the legal opinions and statements contained herein, other than as expressly set forth herein, and (b) are as of the date hereof (except as otherwise noted above). We disclaim any undertaking or obligation to update these opinions for events and circumstances occurring after the date hereof (including changes in law or facts, or as to facts relating to prior events that are subsequently brought to our attention), or to consider their applicability or correctness as to Persons other than the addressees.

This opinion letter is being furnished only to the Purchasers and is solely for their benefit, exclusively for use in connection with the Transactions, and may not be used, quoted, relied upon or otherwise referred to by any other Person or for any other purposes without our prior written consent, except that our prior written consent is not needed to furnish a copy of this opinion letter (with no right of reliance): (a) in connection with any proceedings relating to the Note Purchase Agreements or the enforcement thereof; (b) to accountants and counsel for the Purchasers; (c) to the National Association of Insurance Commissioners or bank or other governmental regulatory examiners; (d) to any rating agency rating any Purchaser; (e) pursuant to judicial process or government order or requirement; and (f) to prospective permitted assignees of any Purchaser under the Note Purchase Agreements. This opinion letter may be provided, without our prior consent (with right of reliance), to permitted assignees of any Purchaser under the Note Purchase Agreements that are Accredited Institutional Investors, on the condition and understanding that: (i) any such reliance must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other development known to or reasonably knowable by such assignee at such time; (b) such reliance shall not constitute a reissuance of the opinions expressed herein or otherwise extend any limitations applicable hereto on the date hereof; and (iii) in no event shall any permitted assignee have any greater rights with respect hereto than either the original addressees of this opinion letter on the date hereof or than its assignor.

Very truly yours,

PERKINS COIE LLP

Exhibit 4.4(d)-6

EXHIBIT 4.4(e)

FORM OF OPINION OF SPECIAL COUNSEL
TO THE PURCHASERS

June 28, 2018

To Each Purchaser of Notes Named on
Schedule A to the Note Purchase Agreement
Referred to Below

Re:          $125,000,000 4.22% Senior Notes due August 15, 2028
of El Paso Electric Company

Ladies and Gentlemen:

We have acted as your special counsel in connection with your purchase on this date of $125,000,000 aggregate principal amount of the 4.22% Senior Notes due August 15, 2028 (the “Notes”) of El Paso Electric Company, a Texas corporation (the “Company”), issued and sold to you under and pursuant to that certain Note Purchase Agreement dated as of June 28, 2018 (the “Note Purchase Agreement”) between the Company and you.  Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.  This opinion is delivered to you pursuant to Section 4.4(e) of the Note Purchase Agreement.

In connection with the foregoing, we have examined the following:

(i)           executed counterparts of the Note Purchase Agreement;

(ii)          the Notes executed and delivered by the Company on the date hereof and registered in the names and in the respective principal amounts set forth on Schedule A to the Note Purchase Agreement;

(iii)         the opinion of Baker Botts LLP, counsel for the Company, dated the date hereof and delivered responsive to Section 4.4(a) of the Note Purchase Agreement;

(iv)         the opinion of Adrian J. Rodriguez, Senior Vice President ― General Counsel of the Company, dated the date hereof and delivered responsive to Section 4.4(b) of the Note Purchase Agreement;

(v)          the opinion of Perkins Coie LLP, special Arizona regulatory counsel for the Company, dated the date hereof and delivered responsive to Section 4.4(c) of the Note Purchase Agreement;

Exhibit 4.4(e)-1

(vi)         the opinion of Perkins Coie LLP, special regulatory counsel for the Company, dated the date hereof and delivered responsive to Section 4.4(d) of the Note Purchase Agreement;

(vii)        the letter, dated June 28, 2018, from U.S. Bancorp Investments, Inc. and MUFG Securities Americas Inc. to the Company, Baker Botts LLP and Greenberg Traurig, LLP describing the manner and offering of the Notes (the “Offeree Letter”);

(viii)       certificates of officers or directors, as applicable, of the Company, dated the date hereof with respect to the matters set forth therein delivered to you pursuant to Section 4.3 of the Note Purchase Agreement; and

(ix)         such other documents, records and instruments and certificates of public officials as we have deemed necessary or appropriate to enable us to render this opinion.

The documents referred to in clauses (i) and (ii) above are hereinafter referred to collectively as the “Financing Documents.”

We believe that the opinions referred to in clauses (iii), (iv), (v) and (vi) above are satisfactory in scope and form and nothing has come to our attention which would lead us to believe that you are not justified in relying thereon.  As to all matters of fact we have relied solely upon (a) the representations and warranties of the Company and you set forth in the Note Purchase Agreement and (b) the certificates of public officials and of the officers and directors of the Company, and (c) the Offeree Letter, and have assumed, without independent inquiry, the accuracy of such representations, warranties, certificates, and of the Offeree Letter.

We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, the legal competence of each individual executing any document and that each Person executing the Financing Documents validly exists and has the power and authority to enter into and perform its obligations under the Financing Documents.  We have assumed that the Financing Documents (i) have been duly authorized, executed and delivered by all Persons party thereto and (ii) are binding upon, and enforceable against, such Persons (other than the Company).  In addition, we have relied, to the extent of the matters set forth therein, upon the Offeree Letter.  We have also assumed that the execution, delivery and performance of the Financing Documents do not violate or result in any breach of the constitution, memorandum of association or similar organizational or constating document of the Company or violate or result in any breach of any agreement to which the Company is subject or require any authorization, consent, approval, exemption or other action by, or notice to or filing with, any governmental authority (excluding the Federal laws of the United States or the laws of the State of New York) which has not been obtained.

Exhibit 4.4(e)-2

For purposes of this opinion, we have made such examination of law as we have deemed necessary.  This opinion is limited solely to (a) the internal substantive laws of the State of New York as applied by courts located in the State of New York without regard to conflicts of law principles and (b) the federal laws of the United States of America, and we express no opinion as to the laws of any other jurisdiction.  In addition, we note that the Financing Documents contain provisions stating that they are to be governed by the laws of the State of New York.  Except to the extent that such provisions are made enforceable by New York General Obligations Law Section 51401 as applied by New York state courts or federal courts applying New York choice of law rules, no opinion is given herein as to any such provisions, or otherwise as to the choice of law or internal substantive rules of law that any court or other tribunal may apply to the transactions contemplated by the Financing Documents.

We express no opinions as to any anti‑fraud securities, “blue sky,” anti‑trust or tax laws of any jurisdiction.

The opinions set forth below are further subject to the following exceptions, qualifications and assumptions:

(a)           the enforcement of any obligations of any person or entity under the Financing Documents or otherwise may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, moratorium or other laws and rules of law affecting the enforcement generally of creditors’ rights and remedies (including such as may deny giving effect to waivers of debtors’ or guarantors’ rights), and general principles of equity including any implied duty of good faith and fair dealing (regardless of whether the application of such principles is considered in a proceeding in equity or at law);

(b)           we express no opinion as to the availability of any specific or equitable relief of any kind; and

(c)           we express no opinion as to the enforceability of any particular provision of any of the Financing Documents relating to (i) waivers of rights to object to jurisdiction or venue, consents to jurisdiction or venue, or waivers of rights to (or methods of) service of process, (ii) waivers of any applicable defenses, setoffs, recoupments, or counterclaims, (iii) waivers or variations of legal provisions or rights which are not capable of waiver or variation under applicable law, or (iv) exculpation or exoneration clauses, contribution provisions and clauses relating to releases or waivers of immaterial claims or rights.

Based upon the foregoing, it is our opinion that:

1.             The Note Purchase Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

2.             The Notes constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Exhibit 4.4(e)-3

3.             The issuance, sale and delivery of the Notes under the circumstances contemplated by the Note Purchase Agreement do not, under existing law, require the registration of the Notes under the Securities Act of 1933, as amended, or the qualification of an indenture under the Trust Indenture Act of 1939, as amended.

This opinion is being furnished only to you in connection with the purchase of the Notes pursuant to the Note Purchase Agreement, and is not to be used, quoted, relied upon or otherwise referred to by any other person or for any other purposes without our prior written consent, except that this opinion may be reviewed, but not relied upon, by (i) the professional advisors and/or auditors of any addressee, (ii) the National Association of Insurance Commissioners, (iii) legal and regulatory authorities and (iv) prospective transferees of the Notes, and may be relied upon as of the date hereof by subsequent holders of the Notes who are Institutional Investors and who have acquired the Notes in accordance with the terms of the Note Purchase Agreement as if such subsequent holders were original addressees hereon.  This opinion may be delivered as required under subpoena, court order or as otherwise required by law.  This opinion is based on factual matters in existence as of the date hereof and laws and regulations in effect on the date hereof, and we assume no obligation to revise or supplement this opinion should such factual matters change or should such laws or regulations be changed by legislative or regulatory action, judicial decision or otherwise.

Respectfully submitted,

Exhibit 4.4(e)-4